UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.)

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Carter’s, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 4, 2019

Dear Shareholder,

It is my pleasure to invite you to attend our 2019 Annual Meeting of Shareholders on May 16, 2019 (the “Annual Meeting”). The meeting will be held at 8:00 a.m. at our offices located at 3438 Peachtree Road NE, Atlanta, Georgia 30326.

The attached Notice of the 2019 Annual Meeting of Shareholders and Proxy Statement describe the formal business to be conducted at the meeting. Whether or not you plan to attend the Annual Meeting, your shares can be represented if you promptly submit your voting instructions over the internet, by telephone, by completing, signing, dating, and returning your proxy card in the enclosed envelope, or by following the instructions you have received from your broker or other nominee.

On behalf of our Board of Directors and Leadership Team, thank you for your investment in Carter’s, Inc.

Sincerely,

Michael D. Casey
Chairman and Chief Executive Officer

2019 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Notice is hereby given that the 2019 Annual Meeting of Shareholders of Carter’s, Inc. (the “Annual Meeting”) will be held at 8:00 a.m. on May 16, 2019 at our offices located at 3438 Peachtree Road NE, Atlanta, Georgia 30326. The business matters for the Annual Meeting are as follows:

1)	The election of the nine nominated directors;

2)	An advisory approval of compensation for our named executive officers (the “say-on-pay” vote);

3)	The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2019; and

4)	Any other business that may properly come before the meeting.

Shareholders of record at the close of business on March 25, 2019 are entitled to receive notice of, attend, and vote at the Annual Meeting. Your vote is very important. Whether or not you plan to attend the Annual Meeting, to ensure that your shares are represented at the Annual Meeting, please submit your voting instructions over the internet, by telephone, by completing, signing, dating, and returning your proxy card in the enclosed envelope, or by following the instructions you have received from your broker or other nominee.

If you plan to attend the Annual Meeting and are a registered shareholder, please bring the invitation attached to your proxy card. If your shares are registered in the name of a bank or your broker, please bring your bank or brokerage statement showing your beneficial ownership with you to the Annual Meeting or request an invitation by writing to me at the address set forth above.

Important notice regarding the availability of proxy materials for the

2019 Annual Meeting of Shareholders of Carter’s, Inc. to be held on May 16, 2019:

The proxy materials and the Annual Report to Shareholders are available at

http://www.carters.com/annuals

The Board of Directors recommends that you vote FOR each of the proposals listed above.

By order of the Board of Directors,

Scott F. Duggan
Senior Vice President of Legal and Corporate Affairs, General Counsel & Secretary

Atlanta, Georgia
April 4, 2019

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Why am I receiving this proxy statement?

The Board of Directors (the “Board”) of Carter’s, Inc. (“we,” “us,” “our,” “Carter’s,” or the “Company”) is soliciting proxies for our 2019 Annual Meeting of Shareholders on May 16, 2019 (the “Annual Meeting”). This proxy statement and accompanying proxy card are being mailed on or about April 11, 2019 to shareholders of record as of March 25, 2019, the record date (the “Record Date”) for the Annual Meeting.

You are receiving this proxy statement because you owned shares of Carter’s common stock on the Record Date and are, therefore, entitled to vote at the Annual Meeting. By use of a proxy, you can vote regardless of whether or not you attend the Annual Meeting. This proxy statement provides information on the matters on which the Board would like you to vote so that you can make an informed decision.

What is the purpose of the Annual Meeting?

The purpose of the Annual Meeting is to address the following business matters:

1.	The election of the nine nominated directors (see page 16);

2.	An advisory approval of the compensation for our named executive officers (“NEOs”) (the “say-on-pay” vote) (see page 43);

3.	The ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for fiscal 2019 (see page 45); and

4.	All other business that may properly come before the meeting.

Who is asking for my vote?

The Company is soliciting your proxy on behalf of the Board. The Company is paying for the costs of this solicitation and proxy statement.

Who can attend the Annual Meeting?

All shareholders of record, or their duly appointed proxies, may attend the Annual Meeting. Beneficial holders who hold shares “in street name” may also attend provided they obtain the appropriate documents from their broker or other nominee and present them at the Annual Meeting. As of the Record Date, there were 45,421,273 shares of common stock issued and outstanding.

What are my voting rights?

Each share of common stock is entitled to one vote on each matter submitted to shareholders at the Annual Meeting.

What is the difference between holding shares as a shareholder of record and as a beneficial owner “in street name”?

If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record for these shares. As the shareholder of record, you have the right to grant your voting proxy directly to the persons listed on your proxy card or vote in person at the Annual Meeting.

If your shares are held in a brokerage account or through another nominee, such as a trustee, you are considered the beneficial owner of shares held “in street name.” These proxy materials are being forwarded to you together with a voting instruction card. As a beneficial owner, you have the right to direct your broker or other nominee how to vote, and you are also invited to attend the Annual Meeting. Because you are a beneficial owner and not the shareholder of record, you may not vote your shares in person at the Annual Meeting unless you obtain a proxy from the broker or other nominee that holds your shares. Your broker or other nominee should have provided directions for you to instruct the broker, trustee, or nominee on how to vote your shares.

What is a broker non-vote?

If you are a beneficial owner whose shares are held “in street name” and you do not provide voting instructions to your broker, your shares will not be voted on any proposal as to which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” Your broker only has discretionary authority to vote on Proposal Number Three. Therefore, your broker will not have discretion to vote on any other proposal unless you specifically instruct your broker how to vote your shares by returning your completed and signed voting instruction card.

What constitutes a quorum?

A quorum is the minimum number of shares required to be present to transact business at the Annual Meeting. Pursuant to the Company’s by-laws, the presence at the Annual Meeting, in person, by proxy, or by remote communication, of the holders of at least a majority of the shares entitled to be voted will constitute a quorum. Broker non-votes and abstentions will be counted as shares that are present at the meeting for purposes of determining a quorum. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What are my choices when casting a vote with respect to the election of the nine nominated directors, and what vote is needed to elect the director nominees?

In voting on the election of the director nominees (Proposal Number One), shareholders may:

1.	vote for any of the nominees;

2.	vote against any of the nominees; or

3.	abstain from voting on any of the nominees.

Pursuant to our by-laws, a nominee must receive the vote of a majority of the shares present and entitled to vote, which means that the number of votes cast “for” a director nominee must exceed the aggregate of the number of votes cast “against” that nominee and shares as to which the holder “abstains” with respect to that nominee. Any nominee not receiving such majority must tender his or her resignation for consideration by the Board. Votes to abstain on Proposal Number One will have the practical effect of a vote “against” a director nominee. Broker non-votes will not be considered shares entitled to vote on the election of directors and thus will not affect the outcome of this vote.

What are my choices when casting an advisory vote on approval of compensation of the Company’s NEOs, commonly referred to as the “say-on-pay” vote, and what vote is needed to approve this proposal?

In voting on the compensation of the Company’s NEOs (Proposal Number Two), shareholders may:

1.	vote for the approval of compensation of the Company’s NEOs, on an advisory basis, as described in this proxy statement;

2.	vote against the approval of compensation of the Company’s NEOs, on an advisory basis, as described in this proxy statement; or

3.	abstain from voting on compensation of the Company’s NEOs as described in this proxy statement.

Because Proposal Number Two asks for a non-binding, advisory vote, there is no required vote that would constitute approval. We value the opinions expressed by our shareholders in this advisory vote, and our Compensation Committee will consider the outcome of the vote when evaluating our compensation programs and making future compensation decisions for our NEOs. Abstentions and broker non-votes, if any, will not have any effect on this advisory vote.

What are my choices when voting on the ratification of the appointment of PwC as the Company’s independent registered public accounting firm for fiscal 2019, and what vote is needed to approve this proposal?

In voting on the ratification of PwC (Proposal Number Three), shareholders may:

1.    vote to ratify PwC’s appointment;

2.    vote against ratifying PwC’s appointment; or

3.    abstain from voting on ratifying PwC’s appointment.

The approval of Proposal Number Three requires the affirmative vote of a majority of the votes properly cast at our Annual Meeting. Abstentions are not considered votes cast and thus will not affect the outcome of this proposal. A broker or other nominee will generally have discretionary authority to vote on this proposal because it is considered a routine matter, and, therefore, we do not expect broker non-votes with respect to this proposal.

How does the Board recommend that I vote?

The Board recommends a vote:

FOR the election of the nine nominated directors (Proposal Number One);

FOR the approval of the compensation of the Company’s NEOs as described in this proxy statement (Proposal Number Two); and

FOR the ratification of the appointment of PwC (Proposal Number Three).

How do I vote?

If you are a shareholder of record, you may vote in one of four ways.

•	First, you may vote over the internet by completing the voting instruction form found at www.proxyvote.com. You will need your proxy card when voting over the internet.

•	Second, you may vote by touch-tone telephone by calling 1-800-690-6903.

•	Third, you may vote by mail by signing, dating, and mailing your proxy card in the enclosed envelope.

•	Fourth, you may vote in person at the Annual Meeting.

If your shares are held in a brokerage account or by another nominee, these proxy materials are being forwarded to you together with a voting instruction card from your broker or nominee. Follow the instructions on the voting instruction card in order to vote your shares by proxy or in person.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy card, you may change or revoke your vote at any time before your proxy votes your shares by submitting written notice of revocation to Mr. Duggan at the Company’s address set forth in the 2019 Notice of Annual Meeting, or by submitting another proxy card bearing a later date. Alternatively, if you have voted over the internet or by telephone, you may change your vote by calling 1-800-690-6903 and following the instructions. Attendance at the Annual Meeting will not constitute a revocation of a previously provided proxy unless you affirmatively indicate at the Annual Meeting that you intend to vote your shares in person by completing and delivering a written ballot.

If you hold your shares through a broker or other custodian and would like to change your voting instructions, please review the directions provided to you by that broker or custodian.

May I vote confidentially?

Yes. Our policy is to keep your individual votes confidential, except as appropriate to meet legal requirements, to allow for the tabulation and certification of votes, or to facilitate proxy solicitation.

Who will count the votes?

A representative of Broadridge Financial Solutions, Inc. will count the votes and act as the inspector of election for the Annual Meeting.

What happens if additional matters are presented at the Annual Meeting?

As of the date of this proxy statement, the Board knows of no matters other than those set forth herein that will be presented for determination at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting and call for a vote of shareholders, the Board intends proxies to be voted in accordance with the judgment of the proxy holders.

Where can I find the voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and publish final results in our current report on Form 8-K within four business days after the Annual Meeting.

What is “householding” of the Annual Meeting materials?

The U.S. Securities and Exchange Commission (the “SEC”) has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers “household” proxy materials, delivering a single proxy statement and annual report to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, or if you are receiving multiple copies of the proxy statement and annual report and wish to receive only one, please notify your broker if your shares are held in a brokerage account, or the Company if you hold shares registered directly in your name. You can notify the Company by sending a written request to Mr. Duggan at the Company’s address set forth in the 2019 Notice of Annual Meeting or by calling us at (678) 791-1000.

How may I obtain a copy of the Company’s Annual Report?

A copy of our fiscal 2018 Annual Report on Form 10-K (the “Annual Report”) accompanies this proxy statement and is available at http://www.carters.com/annuals. Shareholders may also obtain a free copy of our Annual Report by sending a request in writing to Mr. Duggan at the Company’s address set forth in the 2019 Notice of Annual Meeting or by calling us at (678) 791-1000.

When are shareholder proposals due for consideration in next year’s proxy statement or at next year’s annual meeting?

Shareholders may present proper proposals for inclusion in our proxy statement and for consideration at the 2020 annual meeting of shareholders by submitting their proposals in writing to Mr. Duggan at the Company’s address set forth in the 2019 Notice of Annual Meeting in a timely manner.

If the proposal is to be included in next year’s proxy statement pursuant to Rule 14a-8 under the U.S. Exchange Act of 1934 (the “Exchange Act”), then the proposal must be submitted and received on or before December 13, 2019. If we hold our 2020 annual meeting of shareholders more than 30 days before or after May 16, 2020 (the one-year anniversary date of the 2019 Annual Meeting), we will disclose the new deadline by which shareholders proposals must be received under Item 5 of Part II of our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably determined to inform shareholders.

Our by-laws also establish an advance notice procedure for shareholders who wish to present a proposal before an annual meeting but do not intend for the proposal to be included in our proxy statement or wish to nominate a director for consideration at an annual meeting or shareholders. Such proposals or nominations must be submitted and received no earlier than January 17, 2020, and no later than February 16, 2020 for our annual meeting of shareholders to be held in 2020. If we hold our 2020 annual meeting of shareholders more than 30 days before or after May 16, 2020 (the one-year anniversary date of the 2019 Annual Meeting), the notice of a shareholder proposal that is not intended to be included in our proxy statement or a nomination must be received not later than the close of business on the earlier of the following two dates:

•	the 10th day following the day on which notice of the meeting date is mailed, or

•	the 10th day following the day on which public disclosure of the meeting date is made.

Please note that there are additional requirements under our by-laws and the proxy rules to nominate a director or present a proposal, including continuing to own a minimum number of shares of our stock until next year’s annual meeting and appearing in person at the annual meeting to present the nomination or explain your proposal.

What do you mean by fiscal years in this proxy statement?

Our fiscal year ends on the Saturday, in December or January, nearest the last day of December, resulting in an additional week of results every five or six years. Fiscal 2020 (which will end on January 2, 2021) will have 53 weeks. Fiscal 2019 (which will end on December 28, 2019), fiscal 2018 (which ended on December 29, 2018), fiscal 2017 (which ended on December 30, 2017), and fiscal 2016 (which ended on December 31, 2016) all will have or had 52 weeks.

Who can help answer my questions?

If you have any questions about the Annual Meeting or how to submit or revoke your proxy, or to request an invitation to the Annual Meeting, contact Mr. Duggan at the Company’s address set forth in the 2019 Notice of Annual Meeting or by calling us at (678) 791-1000.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE INFORMATION

Board of Directors

Each of our directors stands for election annually and thereafter holds office for a one-year term. We are asking our shareholders to re-elect each of our current directors at the Annual Meeting.

The Board believes that each director has valuable skills and experiences that, taken together, provide the Company with the variety and depth of knowledge, judgment, and strategic vision necessary to provide effective oversight of the Company’s business operations. Our directors have extensive experience, both domestically and internationally, in different fields, including apparel and retail, consumer products, brand marketing, logistics and technology, global sourcing, and finance and accounting.

The Board also believes that, as indicated in the following biographies, each director has demonstrated significant leadership in positions such as chief executive officer, chief financial officer, division president, and other senior executive positions. In addition, many of our directors have significant experience in the oversight of public companies due to their service as directors of Carter’s and other companies.

Amy Woods Brinkley became a director in February 2010. Ms. Brinkley is the manager and owner of AWB Consulting, LLC, which provides executive advisory and risk management consulting services. Ms. Brinkley retired from Bank of America Corporation in 2009 after spending more than 30 years with the company. Ms. Brinkley served as its Chief Risk Officer from 2002 through mid-2009. Prior to 2002, Ms. Brinkley served as President of Bank of America’s Consumer Products division and was responsible for the credit card, mortgage, consumer finance, telephone, and eCommerce businesses. Before that, Ms. Brinkley held the positions of Executive Vice President and Chief Marketing Officer overseeing Bank of America’s Olympic sponsorship and its national rebranding and name change. Ms. Brinkley is currently a director of The Toronto-Dominion Bank, Roper Technologies, Inc., and Bank of America Charitable Foundation, Inc. She also serves as a trustee for the Princeton Theological Seminary, and from 2001 through 2018 was on the board of commissioners for Atrium Health.

Director Qualifications: Ms. Brinkley brings to the Board valuable perspective and insight with respect to finance and accounting, eCommerce, brand marketing, talent development and management, general management, and risk management as a result of her years of service in various senior executive positions at Bank of America Corporation. She also possesses leadership and corporate governance experience attained through her service with The Toronto-Dominion Bank, Roper Technologies, Inc., Princeton Theological Seminary, and Atrium Health.

Giuseppina Buonfantino became a director in June 2016. Ms. Buonfantino is the Chief Marketing Officer for Kimberly-Clark Corporation, a position she has held since May 2018. From March 2014 until May 2018, Ms. Buonfantino served as the President, North America, Baby and Child Care for Kimberly-Clark Corporation. From April 2011 until March 2014, Ms. Buonfantino served as Vice President, Global Adult Care & Feminine Care Brands for Kimberly-Clark Corporation, and previously held various positions at Johnson & Johnson from 1993 until 2011, most recently as Vice President of Neutrogena Global Franchise.

Director Qualifications: Ms. Buonfantino brings to the Board valuable perspective and insight with respect to the retail industry, particularly in the baby and child retail space. Ms. Buonfantino also has a deep understanding of consumer products and marketing, both domestically and internationally.

Michael D. Casey became a director in August 2008 and was named Chairman of the Board of Directors in August 2009. Mr. Casey joined the Company in 1993 as Vice President of Finance. Mr. Casey was named Senior Vice President of Finance in 1997, Senior Vice President and Chief Financial Officer in 1998, Executive Vice President and Chief Financial Officer in 2003, and Chief Executive Officer in 2008. Prior to joining the Company, Mr. Casey worked for Price Waterhouse LLP, a predecessor firm to PwC, from 1982 to 1993. He also served on the board of directors of The Fresh Market, Inc. from 2015 until 2016.

Director Qualifications: Mr. Casey brings to the Board valuable perspective and insight with respect to our business, industry, challenges, and opportunities as a result of his years serving in a variety of senior executive positions at the Company. Mr. Casey also represents management’s perspective on important matters to the Board. His service as a director of The Fresh Market, Inc. provided him with additional insight into corporate governance matters.

A. Bruce Cleverly became a director in March 2008. Mr. Cleverly retired as President of Global Oral Care from Procter & Gamble Company/The Gillette Company in September 2007, a position he held since October 2005. Mr. Cleverly joined The Gillette Company in 1975 as a marketing assistant and held positions of increasing responsibility in brand management and general management in the United States, Canada, and the United Kingdom. In 2001, Mr. Cleverly became President of Gillette’s worldwide Oral Care business. Mr. Cleverly is currently a director of Rain Bird Corporation, and was previously a director of Shaser BioScience, Inc. and WaterPik, Inc.

Director Qualifications: Mr. Cleverly brings to the Board extensive experience in general management, consumer products, international operations, brand management, and brand marketing, after spending over 30 years at Procter & Gamble Company and The Gillette Company. His thorough understanding and appreciation for the corporate governance of the Board is reflected by his service on the above-listed boards of directors.

Jevin S. Eagle became a director in July 2010. Mr. Eagle served as Chief Executive Officer and director of DAVIDsTEA Inc., a specialty tea retailer in the United States and Canada, from April 2012 to April 2014. Mr. Eagle previously held several senior leadership positions at Staples, Inc. from 2002 to 2012, including Executive Vice President, Merchandising and Marketing. Prior to joining Staples, Inc., Mr. Eagle worked for McKinsey & Company, Inc. from 1994 to 2001, ultimately serving as a partner in the firm’s retail practice. Mr. Eagle is currently the Executive Director of Boston University Hillel.

Director Qualifications: Mr. Eagle brings to the Board broad experience in a number of areas, as the former Chief Executive Officer and director of DAVIDsTEA Inc. and Executive Vice President, Merchandising and Marketing of Staples, Inc., including retail, management, merchandising, strategic planning, and brand marketing. His experience in the retail industry provides our Board with critical insights.

Mark P. Hipp became a director in February 2018. Since April 2017, Mr. Hipp has been a senior advisor at Centerbridge Partners, L.P., and since January 2013 Mr. Hipp has been the co-Chief Executive Officer of H2IDD, a mergers and acquisitions advisory firm. From November 2013 until April 2017, Mr. Hipp was the operating partner at Sterling Partners, a private equity firm. Prior to that, he spent over 13 years at Hewlett Packard Enterprise Company, most recently as Vice President & General Manager, HP Global Networking Business Management. Mr. Hipp served previously on the board of directors of Radial Inc., Innotrac Corporation, and IO Data Centers, LLC.

Director Qualifications: Mr. Hipp brings to the Board valuable perspective and insight with respect to issues relating to information technology, including cybersecurity, and mergers and acquisitions.

William J. Montgoris became a director in August 2007. Mr. Montgoris retired as Chief Operating Officer of The Bear Stearns Companies, Inc. in 1999, a position he held since August 1993, after spending 20 years with the company. While at Bear Stearns, Mr. Montgoris also served as the company’s Chief Financial Officer from April 1987 until October 1996. Mr. Montgoris currently serves as the non-executive chairman of the board of directors of Stage Stores, Inc. and is a trustee emeritus of Colby College. Mr. Montgoris was previously a director of OfficeMax Incorporated, where he served from July 2007 to November 2013.

Director Qualifications: Mr. Montgoris brings to the Board valuable perspective and insight with respect to finance and accounting after spending over 20 years in the investment banking industry. His financial expertise offers our Board a deep understanding of financial and audit-related matters. As chairman of the board of directors for Stage Stores, Inc., Mr. Montgoris also brings valuable insight with respect to the retail industry and the oversight of public companies.

David Pulver became a director in January 2002. Mr. Pulver has been a private investor for more than 25 years and is the President of Cornerstone Capital, Inc. Mr. Pulver was previously a director of Hearst-Argyle Television, Inc., where he served from 1997 through 2009, and Costco Wholesale Corporation, where he served from 1983 through 1993. Mr. Pulver currently serves as a trustee emeritus of Colby College and as a director of the Bladder Cancer Advocacy Network. Mr. Pulver was a founder of The Children’s Place, Inc. and served as its Chairman and Co-Chief Executive Officer until 1982.

Director Qualifications: Mr. Pulver brings to the Board valuable perspective and insight with respect to children’s apparel and the retail industry as a founder and former Chairman and Co-Chief Executive Officer of The Children’s Place, Inc. His former and current service on various boards of directors has given him valuable experience with respect to finance and accounting, management, and oversight of public companies.

Thomas E. Whiddon became a director in August 2003. Mr. Whiddon retired as Executive Vice President-Logistics and Technology of Lowe’s Companies, Inc. in March 2003, a position he held since 2000. From 1996 to 2000, Mr. Whiddon served as Lowe’s Chief Financial Officer. Since his retirement, Mr. Whiddon has worked as a consultant, serving various companies in executive capacities on an interim basis. He is currently a director of Sonoco Products Company, Inc., Dollar Tree, Inc., and BayCare Health System.

Director Qualifications: Mr. Whiddon brings to the Board valuable perspective and insight with respect to management, logistics, technology, and finance and accounting through his many years of experience in the retail industry. His service on the above-listed boards of directors demonstrates his thorough understanding of corporate governance matters. Also, Mr. Whiddon’s financial expertise offers our Board a deep understanding of audit-related matters.

Board Leadership Structure

The Company’s Corporate Governance Principles provide that the positions of Chairman of the Board and Chief Executive Officer may be combined if the non-management directors determine it is in the best interest of the Company. In August 2009, the non-management directors appointed Mr. Casey as Chairman of the Board. The Board believes it is appropriate to continue to combine the positions of Chairman and Chief Executive Officer. Mr. Casey has over 20 years of management, finance, and administrative leadership experience at the Company. In addition, Mr. Casey has extensive knowledge of, and experience with, all other aspects of the Company’s business, including with its employees, customers, vendors, and shareholders. Having Mr. Casey serve as both Chairman and Chief Executive Officer helps promote unified leadership and direction for both the Board and management.

In connection with Mr. Casey’s appointment as Chairman, the non-management directors also created the position of Lead Independent Director (“Lead Director”). This position was created to, among other things, ensure that the non-management directors maintain proper oversight of management and Board process. The responsibilities of the Lead Director include:

•	presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	calling additional meetings of the independent directors;

•	facilitating discussion and open dialogue among the independent directors during Board meetings, executive sessions and outside of Board meetings;

•	serving as principal liaison between the independent directors and the Chairman, without inhibiting direct communication between them;

•

communicating to the Chairman and management, as appropriate, any decisions reached, and suggestions, views or concerns expressed, by independent directors in executive sessions or outside of Board meetings;

•	providing the Chairman with feedback and counsel concerning the Chairman’s interactions with the Board;

•	working with the Chairman to develop and approve Board meeting agendas and meeting schedules;

•	working with the Chairman on the appropriateness (including quality and quantity) and timeliness of information provided to the Board;

•	authorizing the retention of advisors and consultants who report directly to the Board when appropriate;

•	in consultation with the Nominating and Governance Committee, reviewing and reporting on the results of the Board performance self-evaluations;

•	at least annually, meeting individually with independent directors to discuss Board and committee performance, effectiveness and composition; and

•	if appropriate, and in coordination with management, being available for consultation and direct communication with major shareholders.

Mr. Pulver was appointed to serve as Lead Director in November 2018.

Director Independence

The NYSE listing standards and the Company’s Corporate Governance Principles require a majority of the Company’s directors to be independent from the Company and the Company’s management. For a director to be considered independent, the Board must determine that the director has no direct or indirect material relationship with the Company. The Board considers all relevant information provided by each director regarding any relationships each director may have with the Company or management. As a result of this review, our Board has determined that all of our non-management directors (comprised of all directors other than Mr. Casey) are independent and meet the independence requirements under the listing standards of the NYSE, the rules and regulations of the SEC, and the Company’s Corporate Governance Principles.

Age Limits

At its meetings in February 2019, the Board adopted an amendment to the Company’s Corporate Governance Principles to include a retirement policy. Under this policy, each independent director’s retirement will be automatic at the annual meeting of shareholders following such director reaching the age of seventy-five (75), and no person shall be eligible for nomination or election as an independent director after reaching the age of seventy-five (75), subject to the following exceptions:

(a)

Mr. Pulver will retire at the annual meeting of shareholders following his eightieth (80th) birthday (in 2022) to the extent he is still serving as a director at such time. Each of Mr. Cleverly and Mr. Montgoris will retire at the annual meeting of shareholders following his seventy-eighth (78th) birthday (in 2023 and 2025, respectively) to the extent he is still serving as a director at such time.

(b)

The Board may waive this policy with respect to an individual upon the recommendation of the Nominating and Corporate Governance Committee. A waiver may be granted on a case-by-case basis for any reasonable purpose including, but not limited to, the particular skills and experiences the director brings to the Board, the director’s past performance and ability to continue to constructively contribute going forward, and the then-current composition of the Board. The affected individual shall not participate in any vote regarding the waiver if he or she is an incumbent director.

The Board determined that these exceptions are appropriate in order to promote continuity of experience on the Board, both in the short term, by allowing Messrs. Pulver, Cleverly, and Montgoris to serve beyond their 75th birthdays if the Nominating and Corporate Governance Committee and the Board determine it is otherwise appropriate, and in the long term, by allowing the Nominating and Corporate Governance Committee to use reasonable discretion to allow a director to serve past his or her 75th birthday in the future.

Board and Annual Meetings

Our Corporate Governance Principles require at least four regularly scheduled Board meetings each year, and each director is expected to attend each meeting. The Board met five times during fiscal 2018. In fiscal 2018, no director participated in less than 75% of the aggregate number of all of the Board and applicable committee meetings.

Although the Company does not have a policy regarding director attendance at annual meetings, all directors attended the Company’s annual meeting in fiscal 2018.

Executive Sessions

Executive sessions of non-management directors are held at least four times a year. Any non-management director can request that additional executive sessions be scheduled. The Lead Director presides at the executive sessions of non-management directors.

Board Committees

Our Board has the following standing committees: Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. The charters for each committee are available in the investor relations section of our website at ir.carters.com or in print by contacting Mr. Duggan at the Company’s address set forth in the 2019 Notice of Annual Meeting. The Board may also establish other committees to assist in the discharge of its responsibilities.

The table below identifies the committee members and committee chairperson (as indicated by a “C”) as of the Record Date.

Director	Audit	Compensation	Nominating & Corporate Governance
Amy Woods Brinkley	✓	C
Giuseppina Buonfantino			✓
A. Bruce Cleverly		✓	C
Jevin S. Eagle		✓	✓
Mark P. Hipp	✓
William J. Montgoris	C
David Pulver	✓
Thomas E. Whiddon	✓		✓
Number of Fiscal 2018 Committee Meetings	8	6	6

Audit Committee

The members of our Audit Committee are Ms. Brinkley and Messrs. Hipp, Montgoris, Pulver, and Whiddon. During fiscal 2018, Mr. Pulver served as chairperson until November 2018, when Mr. Montgoris was appointed chairperson.

During fiscal 2018, the Audit Committee held eight meetings. The Audit Committee is responsible for, among other things:

•	oversight of the quality and integrity of, and risks related to, the consolidated financial statements, including the accounting, auditing, and financial reporting practices of the Company;

•	oversight of the Company’s internal controls over financial reporting;

•	oversight of the Company’s external audit process;

•	oversight of the processes, procedures, and capabilities of the Company’s enterprise risk management program;

•	appointment of the independent auditor and oversight of their performance, including their qualifications and independence;

•	oversight of the Company’s compliance with legal and regulatory requirements, except to the extent oversight is delegated to other Board committees; and

•	oversight of the performance of the Company’s internal audit function.

The Audit Committee operates pursuant to a written charter that addresses the requirements of the New York Stock Exchange’s (“NYSE”) listing standards. The Board has determined that each member of the Audit Committee is independent and meets the financial literacy requirements, each as set forth in the NYSE’s listing standards. The Board has also determined that each of Messrs. Montgoris, Pulver, and Whiddon is an “audit committee financial expert” as defined under SEC rules.

The Audit Committee Report is included in this proxy statement on page 44.

Compensation Committee

The members of our Compensation Committee are Ms. Brinkley and Messrs. Cleverly and Eagle. During fiscal 2018, Paul Fulton served as chairperson until his retirement in May 2018, when Ms. Brinkley was appointed chairperson.

During fiscal 2018, the Compensation Committee held six meetings. The Compensation Committee is responsible for, among other things:

•

establishing the Company’s philosophy, policies, and strategies relative to executive compensation, including the mix of base salary, short-term and long-term incentive compensation, within the context of stated guidelines for compensation relative to peer companies, as determined from time to time by the Compensation Committee;

•	evaluating the performance of the Chief Executive Officer and other executive officers relative to approved performance goals and objectives;

•	setting the compensation of the Chief Executive Officer and other executive officers based upon the evaluation of performance, market benchmarks, and other factors;

•	assisting the Board in developing and evaluating candidates for key executive positions and ensuring succession plans are in place for the Chief Executive Officer and other executive officers;

•	evaluating compensation plans, policies, and programs with respect to executive officers, independent directors, and certain key personnel;

•	monitoring and evaluating benefit programs for the Company’s executive officers and certain key personnel;

•

reviewing and discussing with management, and recommending to the Board for inclusion in the proxy statement, proposals relating to shareholder advisory votes on executive compensation (the “say-on-pay” proposal) and on the frequency of the “say-on-pay” proposal (the “say-on-frequency” proposal); and

•

reviewing and discussing with management the Company’s Compensation Discussion and Analysis (“CD&A”) and producing an annual report on executive compensation for inclusion in the proxy statement, as applicable.

This year’s Compensation Committee Report is included in this proxy statement on page 32.

The CD&A, which begins on page 21, discusses how the Compensation Committee makes compensation-related decisions regarding our NEOs.

The Compensation Committee operates pursuant to a written charter that addresses the requirements of the NYSE’s listing standards. The Board has determined that each member of the Compensation Committee is independent as defined in the NYSE’s listing standards.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee serving during fiscal 2018 has been an officer or other employee of the Company. None of our executive officers has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board.

Nominating and Corporate Governance Committee

The members of our Nominating and Corporate Governance Committee are Ms. Buonfantino, and Messrs. Cleverly, Eagle, and Whiddon. Mr. Cleverly serves as chairperson. Vanessa J. Castagna served on the Nominating and Corporate Governance Committee during fiscal 2018 and until February 2019, when she retired from the Board.

During fiscal 2018, the Nominating and Corporate Governance Committee held six meetings. The Nominating and Corporate Governance Committee is responsible for, among other things:

•	identifying and recommending candidates qualified to become Board members and reviewing existing members for re-election;

•	recommending directors for appointment to Board committees; and

•	developing and recommending to the Board a set of corporate governance principles and monitoring the Company’s compliance with and effectiveness of such principles.

The Nominating and Corporate Governance Committee operates pursuant to a written charter that addresses the requirements of the NYSE’s listing standards. The Board has determined that each member of the Nominating and Corporate Governance Committee is independent as defined in the NYSE’s listing standards.

Consideration of Director Nominees

The Nominating and Corporate Governance Committee regularly assesses the appropriateness of the size of the Board. In the event that vacancies occur or are anticipated, the Nominating and Corporate Governance Committee will consider prospective nominees that come to its attention through current Board members, search firms, or other sources.

The Board believes that it is appropriate to limit the group of shareholders who can propose nominees due to time constraints on the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will consider persons recommended by shareholders who hold more than 1% of our common stock for inclusion as nominees for election to the Board if the names of such persons are submitted to Mr. Duggan at the Company’s address set forth in the 2019 Notice of Annual Meeting. This submission must be made in writing and in accordance with our by-laws, including mailing the submission in a timely manner and maintaining share ownership at the time of the applicable annual meeting, and the submission must include the nominee’s name, address, and qualifications for Board membership.

When evaluating a potential candidate for membership on the Board, including candidates properly submitted by shareholders, the Nominating and Corporate Governance Committee considers each candidate’s skills and experience and assesses the needs of the Board and its committees at that point in time. Although the Nominating and Corporate Governance Committee does not have a formal policy on diversity, it believes that diversity is an important factor in determining the composition of the Board, and seeks to have Board members with diverse backgrounds, experiences, and points of view. In connection with its assessment of all prospective nominees, the Nominating and Corporate Governance Committee will determine whether to interview such prospective nominees, and if warranted, one or more members of the Nominating and Corporate Governance Committee, and others as appropriate, will interview such prospective nominees in person or by telephone. Once this evaluation is completed, if warranted, the Nominating and Corporate Governance Committee selects the nominees and recommends to the Board that they be nominated for election at the annual meeting.

Shareholder Communication with Directors

A shareholder or other interested party may submit a written communication to the Board, the Lead Director, or other individual non-management directors. The submission must be delivered to Mr. Duggan at the Company’s address set forth in the 2019 Notice of Annual Meeting.

The Board, the Lead Director, or other non-management directors may require the submitting shareholder to furnish such information as may be reasonably required or deemed necessary to sufficiently review and consider the submission of such shareholder.

Each submission will be forwarded, without editing or alteration, to the Board, the Lead Director, or individual non-management directors, as appropriate, at, or prior to, the next scheduled meeting of the Board. The Board, the Lead Director, or other individual non-management directors, as appropriate, will determine, in their sole discretion, the method by which such submission will be reviewed and considered.

Risk Oversight

The Company’s management is responsible for identifying, assessing, managing, and mitigating the Company’s strategic, financial, operational, and compliance risks.

The Board is responsible for overseeing risk management at the Company and management’s efforts in these areas. The Board exercises direct oversight of strategic risks to the Company and other risk areas not delegated to one of its committees.

The Audit Committee is responsible for overseeing the processes, procedures, and capabilities of the Company’s enterprise risk management program, risks related to its financial statements, financial reporting, and internal controls, as well as compliance with legal and regulatory requirements.

The Compensation Committee oversees risks associated with the Company’s compensation policies and practices with respect to both executive compensation and compensation generally, as well as compliance with legal and regulatory requirements as they relate to compensation. The Compensation Committee also reviews the Company’s compensation policies and practices with management to confirm that there are no risks arising from such compensation policies and practices that are reasonably likely to have a material adverse effect on the Company.

The Nominating and Corporate Governance Committee is responsible for overseeing compliance with legal and regulatory requirements as such requirements relate to corporate governance, and for overseeing risks related to the Company’s social compliance program.

The Board and its committees receive updates from senior management on relevant risks and management efforts in these areas at its Board and committee meetings at least annually and more frequently, as appropriate.

Corporate Governance Principles and Code of Ethics

The Company is committed to conducting its business with the highest level of integrity and maintaining the highest standards of corporate governance. Our Corporate Governance Principles and Code of Ethics provide the structure within which our Board and management operate the Company. The Company’s Code of Ethics applies to all directors and Company employees, including each of the Company’s executive officers. Our Corporate Governance Principles and Code of Ethics are available in the investor relations section of our website at ir.carters.com or in print by contacting Mr. Duggan at the Company’s address set forth in the 2019 Notice of Annual Meeting.

Board and Committee Evaluations

The Board recognizes that a robust and constructive evaluation process is an essential component of good corporate governance and Board and committee effectiveness. Through this process, directors provide feedback and assess Board, committee and director performance, including areas where the Board believes it is functioning effectively and areas where the Board believes it can improve. The Board and the committees may, from time to time, engage outside third parties to help with this process.

In fiscal 2018, under the leadership of the Lead Director and the Chairperson of the Nominating and Corporate Governance Committee, the Nominating and Corporate Governance Committee oversaw our annual evaluation process, which focused on the Board and each of the committees.

PROPOSAL NUMBER ONE

ELECTION OF DIRECTORS

The Board proposes that the following nine director nominees be elected to the Board to serve until the next annual meeting in 2020, or until his or her earlier resignation, death, or removal. Each nominee is listed below, along with their age as of the date of the Annual Meeting.

Name	Age
Amy Woods Brinkley	63
Giuseppina Buonfantino	51
Michael D. Casey	58
A. Bruce Cleverly	73
Jevin S. Eagle	52
Mark P. Hipp	57
William J. Montgoris	72
David Pulver	77
Thomas E. Whiddon	66

The Board recommends a vote FOR the election of each of the director nominees listed above.

Vote Required

Pursuant to our by-laws and our Corporate Governance Principles, the number of votes properly cast “for” a director nominee must exceed the aggregate number of votes cast “against” that nominee and shares to which the holder “abstains” with respect to that nominee for that nominee to be elected. Abstentions and broker non-votes will be counted towards a quorum, and abstentions will have the practical effect of a vote “against” a director nominee. Broker non-votes are not considered shares entitled to vote in the election of directors.

Any nominee who does not receive a majority of votes cast “for” his or her election is required to tender their resignation. The Nominating and Corporate Governance Committee is then required to make a recommendation to the Board as to whether it should accept or reject such resignation. The Board, taking into account such recommendation, will decide whether to accept such resignation. The Board’s decision will be publicly disclosed within ninety (90) days after the results of the election are certified. A director whose resignation is under consideration shall abstain from participating in any recommendation or decision regarding his or her resignation. If the resignation is not accepted, the director will continue to serve until the next annual meeting of shareholders and until such director’s successor is elected and qualified.

COMPENSATION OF DIRECTORS

Each of our non-management directors receives an annual retainer, meeting fees, and an annual stock award. Each of our committee chairpersons and our Lead Director receives an additional annual retainer. With respect to each director who served on the Board in fiscal 2018, each such director’s annual retainer was comprised of a $76,000 cash payment and an immediately vested grant of our common stock valued at approximately $130,000. Each director received meeting fees of $2,500 for each regularly scheduled Board meeting, and $1,000 for each regularly scheduled or special meeting of our standing Board committees.

In fiscal 2018, the chairperson of our Audit Committee and our Lead Director each received $25,000 cash retainers, and the chairpersons of our Compensation and Nominating and Corporate Governance Committees each received $20,000 cash retainers.

We reimburse directors for travel expenses incurred in connection with attending Board and committee meetings and for other expenses incurred while conducting Company business.

Mr. Casey receives no additional compensation for serving on the Board.

There are no family relationships among any of the directors or our executive officers and none of our non-management directors performed any services for the Company other than services as directors.

The following table provides information concerning the compensation of our non-management directors serving during fiscal 2018.

FISCAL 2018 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($) (a)	Stock Awards ($) (b)	Total ($)
Amy Woods Brinkley	$141,500	$130,069	$271,569
Giuseppina Buonfantino	$113,500	$130,069	$243,569
Vanessa J. Castagna (c)	$114,500	$130,069	$244,569
A. Bruce Cleverly	$145,500	$130,069	$275,569
Jevin S. Eagle	$117,500	$130,069	$247,569
Paul Fulton (d)	$38,500	—	$38,500
Mark P. Hipp (e)	$108,500	$292,709	$401,209
William J. Montgoris	$115,500	$130,069	$245,569
David Pulver	$146,750	$130,069	$276,819
Thomas E. Whiddon	$153,750	$130,069	$283,819

(a)	This column reports the amount of cash compensation earned in fiscal 2018 through annual cash retainers and meeting fees.

(b)	On May 17, 2018, we issued 1,186 shares of common stock to each non-management director with a grant date fair value of $109.67 per share.

(c)	Ms. Castagna retired from the Board in February 2019.

(d)	Mr. Fulton retired from the Board immediately before the 2018 annual meeting of shareholders in May 2018.

(e)

Mr. Hipp was appointed in February 2018 and received a pro-rated retainer and stock grant upon appointment, consisting of 2,669 shares of common stock with a grant date fair value of $109.67 per share. 1,186 shares of the grant consisted of restricted stock that will cliff vest on the third anniversary of the issuance, and the remainder of the grant consisted of fully vested stock.

For complete beneficial ownership information of our common stock for each director, see heading “Securities Ownership of Beneficial Owners, Directors, and Executive Officers” on page 41.

Utilizing data on non-management director compensation from the Company’s peer group (as described below under “Compensation Discussion and Analysis—The Retail Survey and Peer Group Analysis”), as well as considering general industry trends presented by Korn Ferry, an independent compensation consultant, in May 2018, the Compensation Committee determined to maintain the director cash retainer compensation at $76,000 for fiscal 2018.

Under the Company’s minimum ownership guidelines, no director may sell Company stock unless he or she owns shares of Company stock with a total market value in excess of five times his or her annual cash retainer, or $380,000, by the end of his or her sixth year of service on the Board. Each of our directors complied with these ownership guidelines in fiscal 2018.

EXECUTIVE OFFICERS’ BIOGRAPHICAL INFORMATION AND EXPERIENCE

The following table sets forth the name, age, and position of each of our executive officers as of the date of this proxy statement.

Name	Age	Position
Michael D. Casey	58	Chairman of the Board of Directors & Chief Executive Officer
Brian J. Lynch	56	President
Julie A. D’Emilio	52	Executive Vice President, Sales
Scott F. Duggan	53	Senior Vice President of Legal and Corporate Affairs, General Counsel & Secretary
William G. Foglesong	49	Executive Vice President, Retail & Marketing
Kendra D. Krugman	41	Executive Vice President, Merchandising & Design
Patrick Q. Moore	49	Executive Vice President, Strategy & Business Development
Peter R. Smith	58	Executive Vice President, Supply Chain
Richard F. Westenberger	50	Executive Vice President & Chief Financial Officer
Jill A. Wilson	52	Senior Vice President, Human Resources & Talent Development

Michael D. Casey joined the Company in 1993 as Vice President of Finance. Mr. Casey was named Senior Vice President of Finance in 1997, Senior Vice President and Chief Financial Officer in 1998, Executive Vice President and Chief Financial Officer in 2003, and Chief Executive Officer in 2008. Mr. Casey became a director in 2008 and was named Chairman of the Board of Directors in 2009. Prior to joining the Company, Mr. Casey worked for Price Waterhouse LLP, a predecessor firm to PwC, from 1982 to 1993.

Brian J. Lynch joined the Company in 2005 as Vice President of Merchandising. Mr. Lynch was named Senior Vice President in 2008. In 2009, Mr. Lynch was named Executive Vice President and Brand Leader for Carter’s. In 2012, Mr. Lynch was named President. Prior to joining the Company, Mr. Lynch was with The Walt Disney Company from 1995 to 2005 in various merchandising, brand management, and strategy roles in the Disney Parks & Resorts division. Prior to Disney, Mr. Lynch worked for Champion Products, a division of Hanesbrands Inc., where he held finance, sales management, and marketing positions.

Julie A. D’Emilio joined the Company in 2006 as Vice President of Sales. Ms. D’Emilio was named Senior Vice President of Sales in 2013, and then Executive Vice President, Sales in 2016. Prior to joining the Company, Ms. D’Emilio was with Calvin Klein Jeans, a division of The Warnaco Group, Inc., in various management positions, including Executive Vice President of Juniors’ and Girls, and Vice President of the Women’s Division. Ms. D’Emilio began her career with Liz Claiborne Inc. and also worked for London Fog Industries, Inc. and Jones Apparel Group, a predecessor of The Jones Group, Inc.

Scott F. Duggan joined the Company in 2019 as Senior Vice President of Legal and Corporate Affairs, General Counsel & Secretary. Prior to joining the Company, Mr. Duggan was Senior Vice President – General Counsel, Corporate Secretary, and Compliance Officer at The Fresh Market, Inc. from 2010 until 2019, and from October 2017 to 2019 he also served as Head of Real Estate. Prior to joining The Fresh Market, Inc., Mr. Duggan was a partner at Boston-based law firm Goodwin Procter LLP.

William G. Foglesong joined the Company in 2010 as Senior Vice President of Marketing, with responsibility for marketing and eCommerce, and was named Executive Vice President, Retail & Marketing in 2016. From 2008 to 2010, Mr. Foglesong was the Vice President of Marketing and Direct-To-Consumer at Spanx, Inc., a leading woman’s apparel company. From 2002 to 2008, Mr. Foglesong worked at The Home Depot, Inc. where he held various management positions, including General Manager of Home Depot Direct. Mr. Foglesong started his career with the General Electric Company and gained additional experience at The Boston Consulting Group where he focused on building internet strategies for his clients.

Kendra D. Krugman joined the Company in 2007 as Manager, Merchandising. Ms. Krugman was named Director Merchandising in 2008, Vice President Sales and Merchandising, Mass Channel in 2012, Senior Vice President Carter’s Brands and Licensing in 2016, and Executive Vice President, Merchandising & Design in July 2018. Prior to joining the Company, Ms. Krugman held positions at The Gap, Inc. and French Connection Group PLC.

Patrick Q. Moore joined the Company in 2017 as Executive Vice President, Strategy & Business Development. From 2013 to 2017, Mr. Moore was Executive Vice President, Chief Strategy Officer with YP Holdings, a portfolio company of Cerberus Capital Management and one of the largest digital media businesses in the United States. While at YP, Mr. Moore was responsible for a number of functions including strategy, corporate development, labor, compliance, real estate, and business development. From 2001 to 2013, Mr. Moore was with McKinsey & Company, Inc., where he served as a partner from 2006 to 2013, and managed clients across a variety of industries, including consumer products, retail, media, hospitality, and technology.

Peter R. Smith joined the Company in 2015 as Executive Vice President, Supply Chain. From 2006 to 2015, Mr. Smith was with V.F. Corporation, serving most recently as Vice President, Supply Chain, EMEA & APAC based in Switzerland and previously as Senior Vice President, Supply Chain, V.F. Sportswear Coalition based in New York. Mr. Smith began his career at Phillips-Van Heusen Corporation and also worked for London Fog Industries, Inc. in various management positions, including Chief Operations Officer and President of London Fog Retail, Pacific Trail Outerwear and other roles in planning, operations, and business systems.

Richard F. Westenberger joined the Company in 2009 as Executive Vice President & Chief Financial Officer. Mr. Westenberger’s responsibilities include management of the Company’s finance and information technology functions. Prior to joining the Company, Mr. Westenberger served as Vice President of Corporate Finance and Treasurer of Hewitt Associates, Inc. from 2006 to 2008. From 1996 to 2006, Mr. Westenberger held various senior financial management positions at Sears Holdings Corporation and its predecessor organization, Sears, Roebuck and Co., including Senior Vice President & Chief Financial Officer of Lands’ End, Inc., Vice President of Corporate Planning & Analysis, and Vice President of Investor Relations. Prior to Sears, Mr. Westenberger was with Kraft Foods, Inc. He began his career at Price Waterhouse LLP, a predecessor firm to PwC, and is a certified public accountant.

Jill A. Wilson joined the Company in 2009 as Vice President of Human Resources. In 2010, Ms. Wilson was promoted to Senior Vice President, Human Resources & Talent Development. Ms. Wilson joined the Company after more than 20 years with The May Company and Macy’s, Inc. While at Macy’s, Ms. Wilson held various human resource positions of increasing responsibility, including Group Vice President of Human Resources. Ms. Wilson has extensive experience in a broad range of human resource disciplines including global talent management, organizational development, learning and development, compensation, benefits, talent acquisition, and mergers.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis, or CD&A, is intended to provide information regarding the Company’s executive compensation program and practices. This CD&A covers a variety of topics, including the Company’s compensation philosophy regarding executive compensation, the role of our Compensation Committee in setting the compensation of our executive officers, including our NEOs, and our executive compensation decisions for fiscal 2018.

Our NEOs for fiscal 2018 were:

•	Michael D. Casey, Chairman & Chief Executive Officer;

•	Richard F. Westenberger, Executive Vice President & Chief Financial Officer;

•	Brian J. Lynch, President;

•	William G. Foglesong, Executive Vice President, Retail & Marketing; and

•	Kevin D. Corning, Former Executive Vice President, International.

Each of our NEOs was employed by the Company in their respective roles for all of fiscal 2018. Mr. Corning left the Company in February 2019.

Executive Compensation Highlights for Fiscal 2018

The Compensation Committee believes that our executive compensation program is appropriately designed to attract and retain superior executive talent and also to drive performance. After a review of various factors, including our financial performance, the Compensation Committee took the following actions, among others, with respect to fiscal 2018 compensation for our NEOs:

•	reviewed the peer group used by the Compensation Committee as a source of comparative compensation data in fiscal 2018, and determined no changes were needed;

•

paid out annual cash incentive compensation at approximately 38% of target based on the level of achievement of the Company’s fiscal 2018 goals for performance in net sales, adjusted operating income, and adjusted EPS (each as defined below); and

•	approved grants of stock options, and time-based and performance-based restricted shares.

Compensation Governance

What We Do:

Align Pay with Company Performance: A significant portion of our NEOs’ total direct compensation is linked to Company performance in the form of incentive compensation and long-term equity compensation tied to performance criteria.

Retain an Independent Compensation Consultant: The Compensation Committee retains an independent consultant to advise it on executive and director compensation matters and to help analyze comparative compensation data to confirm that the design and pay levels of our compensation program are consistent with market practices.

Utilize Stock Ownership Guidelines: We have minimum stock ownership guidelines for our executive officers to encourage them to maintain a meaningful equity interest in the Company in order to more closely align their interests with those of our shareholders in general.

Utilize Equity Retention Guidelines: Our equity retention policy for executive officers requires holding periods for time-based restricted stock and time-based stock option grants.

Have Double-Trigger Cash Severance Arrangements in the Event of a Change of Control: Our severance agreements with our NEOs provide for cash severance benefits to be paid only if there is a qualifying termination in connection with a change of control.

What We Do Not Do

No Guaranteed Annual Salary Increases or Guaranteed Bonuses

No Re-Pricing of Stock Options Without Shareholder Approval

No Hedging, Pledging, or Short Sales of Company Stock

No Special Perquisites Provided to Our NEOs

No Equity Grants Below 100% Fair Market Value

Compensation Philosophy

The Company is committed to achieving long-term, sustainable growth and increasing shareholder value. Our compensation philosophy is to set our NEOs’ total direct compensation at levels that will attract, motivate, and retain superior executive talent in a highly competitive environment. The Company’s compensation program for our NEOs is designed to support these objectives and encourage strong financial performance on an annual and long-term basis, without encouraging excessive risks, by linking a significant portion of our NEOs’ total direct compensation to Company performance in the form of incentive compensation and long-term performance stock. The principal components of the compensation structure for our NEOs are:

•	base salary;

•	annual cash incentive compensation; and

•	long-term equity incentive compensation.

Together, the Company refers to these three components as “total direct compensation.”

Additionally, and consistent with its role in risk oversight, the Compensation Committee reviewed the Company’s compensation policies and practices with management, and determined that there are no risks arising from such compensation policies and practices that are reasonably likely to have a material adverse effect on the Company.

Say-on-Pay Results

At the 2018 annual meeting of shareholders, over 94% of the votes cast were in favor of the advisory vote to approve executive compensation. While this vote was advisory and not binding, the Compensation Committee carefully considered the result of the say-on-pay vote in the context of our overall compensation philosophy, as well as our compensation policies and decisions. After reflecting on the say-on-pay vote, our Compensation Committee decided that no changes to the 2018 compensation philosophy were necessary. At the Annual Meeting, the Company plans to again hold an annual advisory vote to approve executive compensation (Proposal Number Two). The Compensation Committee plans to continue to consider the results from this year’s and future advisory votes on executive compensation.

Role of the Compensation Committee, Independent Consultant and Management

Our Compensation Committee sets the total direct compensation of our NEOs, as well as the financial performance targets for our NEOs’ annual cash incentive compensation and vesting terms for their equity awards, including performance-based awards. Our Compensation Committee has engaged Korn Ferry, an independent compensation consultant, to advise it on executive and director compensation matters. Korn Ferry also assists the Compensation Committee in gathering and analyzing comparative compensation data both from among the companies in Korn Ferry’s Retail Industry Executive and Management Total Remuneration Survey and from our peer group, each as described in more detail below. With the goal of maintaining the effectiveness of our executive compensation program, and not to alter our compensation philosophy, our Compensation Committee reviews the reasonableness of compensation for our executive officers, including our NEOs, and compares it with compensation data from Korn Ferry’s Retail Industry Executive and Management Total Remuneration Survey, as described below, and our peer group.

Korn Ferry serves at the discretion of the Compensation Committee and regularly attends executive sessions with the Compensation Committee. At the direction of the Compensation Committee, our Chief Executive Officer works with Korn Ferry to review comparative compensation data and makes recommendations for base salary, annual cash incentive compensation, and long-term equity incentive compensation for our NEOs, other than himself. Compensation for our Chief Executive Officer is set by the Compensation Committee, without any involvement by the Chief Executive Officer, based on recommendations made by Korn Ferry.

The Compensation Committee has assessed the independence of Korn Ferry pursuant to the NYSE’s and the SEC’s rules, and has determined that Korn Ferry is independent and the work provided by Korn Ferry did not raise a conflict of interest.

Factors Used in Determining Executive Compensation

In setting compensation of all NEOs, our Compensation Committee takes into account multiple objective and subjective factors, including:

•	the nature and scope of each executive’s responsibilities;

•	comparative compensation data for executives in similar positions at companies in Korn Ferry’s Retail Survey and in our peer group, as described below;

•	each executive’s experience, performance, and contribution to the Company;

•	the Company’s performance;

•	prior equity awards and potential future earnings from equity awards;

•	retention needs; and

•	any other factors the Compensation Committee deems relevant.

The Retail Survey and Peer Group Analysis

To assess the market competitiveness of our NEOs’ compensation, the committee and management review data provided by Korn Ferry from two sources: Korn Ferry’s Retail Industry Total Remuneration Survey and data from our peer group.

The Compensation Committee, at the advice of Korn Ferry, uses a subset of Korn Ferry’s Retail Industry Total Remuneration Survey for executive compensation market assessment. For fiscal 2018, this subset included 37 companies (“Retail Survey” as listed in Appendix A). The Compensation Committee believes that these companies are engaged in businesses more similar to the Company’s business than the other companies in Korn Ferry’s survey because they are largely apparel and related products retailers or department stores who primarily sell apparel and related products.

In addition, our Compensation Committee has established a peer group, which is generally comprised of companies in the retail or wholesale industries that primarily conduct business in apparel or related accessories, sell products under multiple brands through retail and outlet stores, and have net sales generally between one-half and two times the Company’s net sales. For the Company’s fiscal 2018 analysis, our peer group was comprised of the following fifteen companies:

Abercrombie & Fitch Co.	Hanesbrands Inc.
American Eagle Outfitters, Inc.	lululemon athletica inc.
Ascena Retail Group, Inc.	Tapestry, Inc.
Chico’s FAS, Inc.	Ulta Beauty, Inc.
The Children’s Place, Inc.	Under Armour, Inc.
Columbia Sportswear Company	Urban Outfitters, Inc.
DSW Inc. (a)	William-Sonoma, Inc.
Guess?, Inc.

(a)	DSW Inc. changed its name to Designer Brands Inc. effective March 19, 2019.

In August 2018, our Compensation Committee conducted with Korn Ferry its annual review of our peer group and determined, based on the criteria established for inclusion in the peer group, not to alter the composition of the peer group for fiscal 2019.

Total Direct Compensation

In setting a total direct compensation target for each NEO, our Compensation Committee considers both the objective and subjective factors set forth above. The Compensation Committee also reviews total direct compensation, and its individual components, at the 25th, 50th, and 75th percentile levels paid to executives in similar positions at the companies in our peer group and, as needed, the Retail Survey, in order to understand where the compensation it sets falls relative to market practices. These levels were selected because the Compensation Committee reviews this peer data as a reference point in determining whether the total compensation opportunity is likely to provide sufficient motivation and retention as well as whether it properly reflects the NEO’s role and scope of responsibilities relative to the companies in our peer group and, as needed, the Retail Survey. The Compensation Committee chose the actual amount of each element of compensation and the total compensation opportunity of each executive officer based, in part, on its review of data for the companies in our peer group and, as needed, the Retail Survey and, and in part, on the factors discussed above under the heading “Factors Used in Determining Executive Compensation” and below in respect of actual compensation decisions for fiscal 2018.

Throughout fiscal 2018, our Compensation Committee reviewed compensation data from our peer group and, as needed, the Retail Survey, and compared that data to the compensation of our NEOs.

Base Salary

When setting base salaries for our NEOs, our Compensation Committee considers the objective and subjective factors set forth above and also reviews base salaries at the 25th, 50th, and 75th percentile levels paid to executives in similar positions at the companies in our peer group and the Retail Survey, as appropriate.

Utilizing base salary data for the Company’s peer group and base salary data from the Retail Survey, as well as making adjustments in light of the objective and subjective factors discussed above, the Compensation Committee determined to increase base salaries for fiscal 2018 for each of our NEOs as set out below, to better align with market competitive levels.

	Michael Casey	Richard Westenberger	Brian Lynch	William Foglesong	Kevin Corning
Previous base salary (annual)	$1,020,000	$595,000	$730,000	$550,000	$535,000
Base salary after increase (annual)	$1,050,000	$615,000	$755,000	$570,000	$550,000

Annual Cash Incentive Compensation

The Company makes annual cash incentive compensation (through our Incentive Compensation Plan) a significant component of our NEOs’ targeted total direct compensation in order to motivate our executives to meet and exceed the Company’s annual operating plans. For each NEO, our Compensation Committee approves target annual cash incentive compensation as a percentage of such NEO’s base salary. In establishing these annual cash incentive compensation targets, the Compensation Committee considers our NEOs’ potential total direct compensation in light of the Company’s compensation philosophy and comparative compensation data. Our NEOs may also receive special bonuses in recognition of special circumstances or for superior performance.

In February 2018, our Compensation Committee set the following fiscal 2018 annual cash incentive compensation targets for our NEOs: 125% of base salary for Mr. Casey, 100% for Mr. Lynch, 75% for Messrs. Corning, Foglesong, and Westenberger.

The NEOs can earn their annual cash incentive compensation based upon the Company’s achievement of financial performance targets pre-determined by the Compensation Committee. In accordance with our Incentive Compensation Plan, for fiscal 2018, the Compensation Committee used three financial performance metrics to determine the amount, if any, of annual cash incentive compensation to be paid under our Incentive Compensation Plan: net sales (weighted at 33%); operating income, as adjusted, if applicable, in the same manner as for presentation to the financial markets (weighted at 33%); and diluted earnings per share (“EPS”), as adjusted, if applicable, in the same manner as for presentation to the financial markets (weighted at 34%). (Please see additional information in our quarterly earnings releases for how adjusted operating income and adjusted EPS are determined for the purposes of determining our NEOs’ compensation.)

Our Compensation Committee selected net sales, operating income (as it may be adjusted), and diluted EPS (as it may be adjusted) as performance metrics because it believes these metrics are key measures that are aligned with the interests of our shareholders and provide a means to measure the quality of our earnings.

Our Compensation Committee has the discretion not to award or reduce annual cash incentive compensation, even if the Company achieves its financial performance targets, and to take into account personal performance in determining the percentage of each NEO’s annual cash incentive compensation to be paid, if any. For example, our Compensation Committee has discretion to reduce future incentive compensation awards based on financial restatements or misconduct. In addition, in accordance with the requirements of the Sarbanes-Oxley Act of 2002, Messrs. Casey and Westenberger are subject to the adjustment, cancellation, or recovery of incentive awards or payments made to them in the event of a financial restatement, and all of our NEOs are subject to the clawback policy described below.

Our NEOs could have earned from 0% to 200% of their target annual cash incentive compensation in fiscal 2018 based upon the Company’s achievement of the following targets, weighted at the following percentages:

	Net Sales ($ in billions) (33%)	Operating Income ($ in millions) (33%)	Adjusted Diluted EPS (34%)
25% of Target Annual Cash Incentive Compensation (Threshold)	$3.451	$400.0	$6.09
100% of Target Annual Cash Incentive Compensation (Target)	$3.587	$445.0	$6.82
200% of Target Annual Cash Incentive Compensation (Maximum)	$3.655	$480.0	$7.41
Actual 2018 Performance	$3.462	$407.3	$6.29

Based on the Company’s fiscal 2018 performance, our NEOs were awarded approximately 38% of their cash incentive compensation targets for fiscal 2018. Actual payouts for the NEOs are shown in the Summary Compensation Table.

Long-Term Equity Incentive Compensation

Our Equity Incentive Plan allows for various types of equity awards, including stock options, restricted stock, restricted stock units, stock appreciation rights, and deferred stock. Awards under our Equity Incentive Plan are granted to recruit, motivate, and retain employees and in connection with promotions or increased responsibility. Historically, our Compensation Committee has awarded a combination of time-based stock options, time and performance-based restricted stock, and time-based restricted stock units, although it may choose to use other forms of equity awards in the future.

All awards under our Equity Incentive Plan must be approved by our Compensation Committee. Our Compensation Committee determines the type, timing, and amount of equity awards granted to each of our NEOs after considering their previous equity awards, base salary, and target annual cash incentive compensation in light of the Company’s compensation philosophy. Our Compensation Committee also considers the comparative compensation data in our peer group and the Retail Survey, and our desire to retain and motivate our NEOs and to align their goals with the long-term goals of our shareholders. Our Compensation Committee’s practice is to approve grants of stock options, restricted stock, and restricted stock units at regularly scheduled meetings. Our Compensation Committee may also make equity grants at special meetings or by unanimous written consent. Our Compensation Committee could select a date subsequent to a regularly scheduled meeting on which to grant equity awards. Our Compensation Committee sets the exercise prices of equity awards at the closing price of our common stock on the NYSE on the date of grant.

In considering the value of equity awards, we calculate the value of stock option awards by using the Black-Scholes option pricing valuation method and the value of time-based and performance-based restricted stock awards using the closing price of our common stock on the date of grant.

In February 2018, based on criteria described above, our Compensation Committee approved annual stock option, restricted stock, and performance-based restricted stock grants for each NEO. The following table details the number of shares underlying the grants to each of our NEOs. A more detailed description of such grants can be seen below in the table “Fiscal 2018 Grants of Plan-Based Awards” and its footnotes.

	Michael Casey	Richard Westenberger	Brian Lynch	William Foglesong	Kevin Corning
Stock Options	49,268	5,048	9,844	5,048	5,048
Restricted Stock	11,436	5,336	2,288	3,256	1,176
Performance-Based Restricted Stock	22,872	2,352	4,576	2,352	2,352

Each NEO’s performance-based restricted stock granted in February 2018 is eligible to vest in fiscal 2021 in varying percentages (between 25% and 150%) if the Company achieves certain three-year growth targets for fiscal 2020 EPS (as adjusted for items judged to be non-recurring or unusual in nature). Once vested, the performance-based restricted stock granted to Mr. Casey may not be sold for an additional one-year period (except to satisfy tax obligations resulting from vesting of such shares).

All of the time-based stock option and time-based restricted stock awards granted to our NEOs in fiscal 2018 are subject to the equity retention policy described below, contingent on the NEO’s continued employment with the Company, and vest in four equal annual installments on the anniversary of each grant date.

Stock Ownership Guidelines and Equity Retention Policy

Our Compensation Committee regularly reviews the equity ownership of our NEOs compared to the Company’s minimum ownership guidelines. Under the Company’s minimum ownership guidelines, no NEO may sell shares of Company stock (other than to cover the tax obligations resulting from the vesting of Company restricted stock or from exercising vested stock options) unless they own shares of Company stock with a total market value in excess of a specified multiple of his or her base salary and continues to maintain such level of ownership after such sale. For fiscal 2018, the ownership multiples for our NEOs were as follows:

Multiple of Base Salary
Chief Executive Officer	7x
President	4x
Executive Vice Presidents	3x

During fiscal 2018 each of our NEOs was in compliance with his applicable ownership requirement.

Our equity retention policy for NEOs requires that, prior to any sale, any time-based restricted stock granted to an NEO be held for four years following the date of grant, except for any withholding to cover tax obligations resulting from the vesting of such shares. The policy also requires that shares underlying time-based options granted be held for at least one year from the date of vesting.

401(k) Plan

The Company’s 401(k) matching program provides Company matching of employee contributions, including contributions by NEOs, at the discretion of the Company, based on the Company’s performance. In February 2019, the Company announced that employee contributions made to the Company’s 401(k) plan in fiscal 2018 would be matched by the Company up to 4% of the employee’s annual base salary for all eligible employees, up to the maximum amount permitted by the Internal Revenue Service.

Accounting and Tax Considerations

Accounting, tax, and related financial implications to the Company and our NEOs are considered during the analysis of our compensation and benefits program and individual elements of each. Overall, the Compensation Committee seeks to balance attainment of our compensation objectives with the need to maximize current tax deductibility of compensation that may impact earnings and other measures of importance to shareholders.

In general, base salary, annual cash incentive bonus payments, and the costs related to benefits and perquisites are recognized as compensation expense at the time they are earned or provided. Share-based compensation expense is recognized over the vesting period in our consolidated statements of operations for stock options, restricted stock, and performance shares. However, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), we may not deduct compensation of more than $1 million paid to the Company’s “covered employees,” which includes (a) any individual who at any time during the taxable year is either our principal executive officer or principal financial officer, or an employee whose total compensation for the tax year is required to be reported to our shareholders because he or she is among the three highest compensated officers for the tax year (other than the principal executive officer or principal financial officer), and (b) any person who was a covered employee at any time after December 31, 2016. Prior to January 1, 2018, certain grants may have qualified as “performance-based compensation” and, as such, would be exempt from the $1 million limitation on deductible compensation. Such performance-based compensation exception was eliminated by the Tax Cuts and Jobs Act with respect to tax years beginning January 1, 2018; however, under a transition rule, compensation payable pursuant to a written binding contract that was in effect on November 2, 2017 and which is not materially modified after such date may still qualify for the performance-based compensation exception. To the extent applicable to our existing contracts and awards, the Compensation Committee may avail itself of this transition rule. However, because of uncertainties as to the application and interpretation of the transition rule, no assurances can be given at this time that our existing contracts and awards, even if in place on November 2, 2017, will meet the requirements of the transition rule. While the Compensation Committee is mindful of the benefit to our performance of full deductibility of compensation, the Compensation Committee believes that it should not be constrained by the requirements of Section 162(m) of the Code where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives and support our compensation philosophy. The Compensation Committee intends to continue to compensate our executive officers in a manner consistent with the best interests of the Company and our shareholders.

Clawback and Hedging Policies

The Board has adopted a policy for the recovery of cash and equity performance-based compensation from executives (these are generally referred to as “recoupment” or “clawback” policies). The policy provides that the Board may require an executive to reimburse or forfeit a performance-based award or repay performance-based compensation if the Company is required to prepare an accounting restatement as a result of misconduct, if such executive knowingly caused or failed to prevent such misconduct.

Further, hedging and pledging of Company stock is prohibited under the Company’s policies to ensure that the interests of the holders of Company stock are fully aligned with those of shareholders in general. During fiscal 2018, none of our NEOs entered into hedging arrangement or pledged any shares of Company stock.

Severance Agreements with NEOs

Each of our current NEOs has a severance agreement with the Company. In the event that an NEO is terminated by the Company for “cause,” retires, becomes disabled, or dies, the executive or his estate will be provided his base salary and medical and other benefits through the termination of his employment.

If an NEO is terminated without “cause,” or an NEO terminates for “good reason” (with “cause” and “good reason” defined in each executive’s respective agreement and summarized below) the Company will be obligated to pay such executive’s base salary for 24 months in the case of Mr. Casey, for 18 months in the case of Mr. Lynch, and for 12 months in the cases of Messrs. Corning, Foglesong, and Westenberger. In each case, base salary will be paid in bi-weekly installments. The Company is also obligated to pay each NEO a pro-rated annual cash incentive compensation amount that would have been earned by each such executive if he had been employed at the end of the year in which his employment was terminated. The determination of whether an annual cash incentive compensation is payable to the NEO will not take into account any individual performance goals and shall be based solely on the extent to which Company performance goals have been met. Additionally, the Company is obligated to pay the medical, dental, and life insurance benefits for 24 months in the case of Mr. Casey, for 18 months in the case of Mr. Lynch, and for 12 months in the case of Messrs. Corning, Foglesong, and Westenberger.

In the event that within two years following a “change of control” (with “change of control” defined in each executive’s agreement) the Company terminates the NEO’s employment, other than for “cause” or such executive terminates his employment for “good reason,” the Company shall pay such NEO’s base salary, medical, dental, and life insurance benefits for 36 months in the case of Mr. Casey, 30 months in the case of Mr. Lynch, and 24 months in the case of Messrs. Corning, Foglesong, and Westenberger. In the event of a “change of control” of the Company, all unvested stock options and all unvested shares of restricted stock held by the NEO will fully vest.

Severance payments made to the NEOs are subject to the requirements of Section 409A Code.

Under the agreements with each of our NEOs, “cause” is generally deemed to exist when such NEO has: (a) been convicted of a felony or entered a plea of guilty or no contest to a felony; (b) committed fraud or other act involving dishonesty for personal gain which is materially injurious to the Company; (c) materially breached his obligations of confidentiality, intellectual property assignment, non-competition, non-solicitation, or non-disparagement against the Company after a cure period, provided such breach by its nature was curable; (d) willfully engaged in gross misconduct which is injurious to the Company; or (e) after a cure period, willfully refused to substantially perform his duties or is grossly negligent in performance of such duties.

Under the agreements with our NEOs, “good reason” is generally deemed to exist when there is: (a) a material reduction in the executive’s title, duties, or responsibilities; (b) a material change in the geographic location at which the executive must perform services; or (c) a material breach of the executive’s agreement by the Company.

Potential Payments Upon Termination or Change of Control

Termination

As described in more detail above under the heading “Severance Agreements with NEOs,” we have entered into certain agreements and maintain certain plans that may require us in the future to make certain payments and provide certain benefits in the event of a termination of employment.

For purposes of the table below, a hypothetical termination without “cause” or for “good reason” is assumed to have occurred as of December 29, 2018, the last day of fiscal 2018. The table below indicates the payment and provision of other benefits that would be owed to each of our NEOs as the result of such a termination. There can be no assurance that a termination of employment of any of our NEOs would produce the same or similar results as those set forth below on any other date. The terms “without cause” and “good reason” are defined in the agreements with our executives and summarized above under the heading “Severance Agreements with NEOs.”

	Michael Casey	Richard Westenberger	Brian Lynch	William Foglesong	Kevin Corning
Base Salary	$2,100,000	$615,000	$1,132,500	$570,000	$550,000
Cash Incentive Compensation (a)	497,600	174,900	286,300	162,100	156,400
Health and Other Benefits	20,257	10,576	15,236	419	10,503

Total	$2,617,857	$800,476	$1,434,036	$732,519	$716,903

(a)	Cash incentive compensation calculations are based on cash incentive compensation targets achieved in fiscal 2018 described in more detail under the heading “Annual Cash Incentive Compensation” above.

Change of Control and Termination Following a Change of Control

In the event of a change of control, as that term is defined under the Company’s Equity Incentive Plan and individual awards, all unvested stock options and all unvested shares of restricted stock will fully vest, and all unvested shares of performance stock will vest at their respective “target” amounts. In addition, as described in more detail above under the heading “Severance Agreements with NEOs,” we have entered into certain agreements that may require us to make certain payments and provide certain benefits to our NEOs in the event of their termination in relation to a change of control (with “change of control” defined in each executive’s agreement).

For purposes of the table below, we have assumed that all unvested stock options, and all unvested shares of restricted stock and performance stock, have fully vested immediately prior to a change of control on December 29, 2018, the last day of fiscal 2018, and that a termination without “cause” occurred immediately following a change of control on December 29, 2018. The estimated benefit amount of unvested options was calculated by multiplying the number of in-the-money unvested options held by the applicable NEO by the difference between the closing price of our common stock on December 28, 2018 (which was the last trading day before the end of fiscal 2018), as reported by the NYSE, which was $81.51, and the exercise price of the option. The estimated benefit amount of unvested restricted stock was calculated by multiplying the number of restricted shares held by the applicable NEO by the closing price of our common stock on December 28, 2018 (which was the last trading day before the end of fiscal 2018), as reported by the NYSE, which was $81.51.

There can be no assurance that a change of control would produce the same or similar results as those set forth below on any other date or at any other price. These amounts do not include vested stock options, vested shares of restricted stock, or vested shares of performance stock. For a list of earned vested stock options, see the “Outstanding Equity Awards at Fiscal 2018 Year-End” table beginning on page 36.

	Michael Casey	Richard Westenberger	Brian Lynch	William Foglesong	Kevin Corning
Base Salary	$3,150,000	$1,230,000	$1,887,500	$1,140,000	$1,100,000
Cash Incentive Compensation (a)	497,600	174,900	286,300	162,100	156,400
Health and Other Benefits	30,385	21,151	25,393	837	21,006
Option Value	—	—	—	—	—
Stock Value	9,560,389	1,641,041	2,460,787	1,081,475	1,171,543

Total	$13,238,374	$3,067,092	$4,659,980	$2,384,412	$2,448,949

(a)	Cash incentive compensation calculations are based on cash incentive compensation targets achieved in fiscal 2018 described in more detail under the heading “Annual Cash Incentive Compensation” above.

Perquisites and Other Benefits

Our NEOs do not receive any perquisites or other benefits on an annual basis that are not otherwise available to all employees. The cost of providing these benefits and perquisites to the NEOs is included in the amounts shown in the “All Other Compensation” column of the Summary Compensation Table and detailed in the footnotes to such table.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed with Company management the Compensation Discussion and Analysis included in this proxy statement. Based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

Submitted by the Compensation Committee

Ms. Amy Woods Brinkley, Chairperson
Mr. A. Bruce Cleverly
Mr. Jevin S. Eagle

FISCAL 2018 SUMMARY COMPENSATION TABLE

The table below provides information concerning the compensation of our NEOs.

In the “Salary” column, we disclose the base salary paid to each of our NEOs during fiscal 2018, 2017, and 2016.

In the “Stock Awards” and “Option Awards” columns, we disclose the total fair value of the grants made in fiscal 2018, 2017, and 2016, without a reduction for assumed forfeitures. For restricted stock, the fair value is calculated using the closing price on the NYSE of our stock on the date of grant. For time-based and performance-based stock options, the fair value is calculated based on assumptions summarized in Note 10 to our audited consolidated financial statements, which are included in our fiscal 2018 Annual Report.

In the “Non-Equity Incentive Plan Compensation” column, we disclose the dollar value of all compensation earned in fiscal 2018, 2017, and 2016 pursuant to the Company’s Amended and Restated Incentive Compensation Plan, including all annual cash incentive compensation.

In the “All Other Compensation” column, we disclose the dollar value of all other compensation that could not properly be reported in other columns of the Fiscal 2018 Summary Compensation Table, including perquisites, amounts reimbursed for the payment of taxes, and other payments paid by the Company for the benefit of our NEOs.

Name and Principal Position	Fiscal Year	Salary ($)(a)	Stock Awards ($) (b)	Option Awards ($) (c)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (d)	Total ($)
Michael D. Casey	2018	$1,040,769	$4,125,537	$1,373,592	$497,600	$222,538	$7,260,036
Chairman of the Board of Directors and	2017	$1,014,692	$4,117,885	$1,382,605	$930,500	$210,564	$7,656,246
Chief Executive Officer	2016	$980,769	$3,749,698	$948,207	$1,113,800	$184,779	$6,977,253

Richard F. Westenberger	2018	$608,846	$924,482	$140,738	$174,900	$47,728	$1,896,695
Executive Vice President &	2017	$591,135	$412,493	$140,264	$325,700	$48,846	$1,516,438
Chief Financial Officer	2016	$570,385	$1,053,469	$111,238	$388,200	$48,291	$2,171,583

Brian J. Lynch	2018	$747,308	$825,396	$274,451	$286,300	$65,831	$2,199,285
President	2017	$726,654	$830,016	$278,926	$532,800	$78,060	$2,446,456
	2016	$703,846	$1,807,942	$221,604	$639,000	$76,012	$3,448,404

William G. Foglesong	2018	$563,846	$674,362	$140,738	$162,100	$35,296	$1,576,343
Executive Vice President, Retail and	2017	$536,731	$412,493	$140,264	$301,100	$34,570	$1,425,158
Marketing	2016	$472,500	$377,146	$55,406	$337,500	$31,698	$1,274,249

Kevin D. Corning	2018	$545,385	$424,242	$140,738	$156,400	$37,285	$1,304,050
Executive Vice President, International	2017	$532,442	$412,493	$140,264	$292,900	$49,294	$1,427,393
	2016	$515,385	$763,357	$111,238	$351,000	$48,469	$1,789,449

(a)	Base salary for each NEO was based on a 364-day fiscal year for fiscal 2018, 2017, and 2016.

(b)	The amounts disclosed in this column represent the total grant date fair value for the following grants:

•	The time-based restricted stock awards vest in four equal, annual installments beginning one year from the date of the grant.

•

Vesting of the performance-based stock awards granted in fiscal 2016, 2017, and 2018 is contingent upon meeting specific performance targets for fiscal 2018, 2019, and 2020, respectively, and service vesting through 2019, 2020, and 2021, respectively. For Mr. Casey, once vested, the performance-based restricted shares granted may not be sold for an additional one-year period (except to satisfy tax obligations resulting from vesting of such shares).

Name	Grant Date	Time-Based Restricted Shares	Performance- Based Restricted Shares	Grant Date Fair Value per Share

Michael D. Casey	2/21/2018	11,436	22,872	$120.25
	2/14/2017	16,372	32,744	$83.84
	2/16/2016	13,800	27,560	$90.66

Richard F. Westenberger	2/21/2018	5,336	2,352	$120.25
	2/14/2017	1,640	3,280	$83.84
	2/16/2016	8,220	3,400	$90.66

Brian J. Lynch	2/21/2018	2,288	4,576	$120.25
	2/14/2017	3,300	6,600	$83.84
	2/16/2016	13,132	6,810	$90.66

William G. Foglesong	2/21/2018	3,256	2,352	$120.25
	2/14/2017	1,640	3,280	$83.84
	2/16/2016	2,460	1,700	$90.66

Kevin D. Corning	2/21/2018	1,176	2,352	$120.25
	2/14/2017	1,640	3,280	$83.84
	2/16/2016	5,020	3,400	$90.66

(c)

The amounts disclosed in this column represent the total grant date fair value for the following grants. These time-based stock options vest in four equal, annual installments beginning one year from the date of the grant. Information concerning how the Company uses the Black-Scholes model to determine the fair value of stock options can be found in Note 10 to the Company’s consolidated financial statements included in Item 8 of our Annual Report.

Name	Grant Date	Time-Based Stock Options Granted	Black-Scholes Fair Value	Option Exercise Price

Michael D. Casey	2/21/2018	49,268	$27.88	$120.25
	2/14/2017	69,000	$20.04	$83.84
	2/16/2016	44,500	$21.31	$90.66

Richard F. Westenberger	2/21/2018	5,048	$27.88	$120.25
	2/14/2017	7,000	$20.04	$83.84
	2/16/2016	5,220	$21.31	$90.66

Brian J. Lynch	2/21/2018	9,844	$27.88	$120.25
	2/14/2017	13,920	$20.04	$83.84
	2/16/2016	10,400	$21.31	$90.66

William G. Foglesong	2/21/2018	5,048	$27.88	$120.25
	2/14/2017	7,000	$20.04	$83.84
	2/16/2016	2,600	$21.31	$90.66

Kevin D. Corning	2/21/2018	5,048	$27.88	$120.25
	2/14/2017	7,000	$20.04	$83.84
	2/16/2016	5,220	$21.31	$90.66

(d)	The amounts shown as “All Other Compensation” for fiscal 2018 consist of the following:

Name	401 (k) Company Match	Dividends Paid on Unvested Restricted Stock	Other (i)	Total
Michael D. Casey	$11,000	$211,124	$414	$222,538
Richard F. Westenberger	$11,000	$36,239	$489	$47,728
Brian J. Lynch	$11,000	$54,342	$489	$65,831
William G. Foglesong	$11,000	$23,882	$414	$35,296
Kevin D. Corning	$11,000	$25,871	$414	$37,285

(i)

These amounts include imputed income from health insurance contributions, imputed income from bring-your-own technology to work programs, and benefits from healthcare programs, each of which are available to all employees.

FISCAL 2018 GRANTS OF PLAN-BASED AWARDS

The following table provides information concerning each grant of plan-based awards made to an NEO in fiscal 2018. This includes incentive compensation awards granted under our Incentive Compensation Plan and stock option and restricted stock awards granted under our Equity Incentive Plan. The threshold, target, and maximum columns reflect the range of estimated payouts under these plans for fiscal 2018. The exercise price disclosed is equal to the closing market price of our common stock on the date of the grant. The last column reports the aggregate grant date fair value of all awards made in fiscal 2018 as if they were fully vested on the grant date.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards			Exercise or Base Price of Option Awards ($/Sh) (e)	Grant Date Fair Value of Stock and Option Name Awards
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Michael D. Casey	Cash Incentive Compensation	—	$328,125	$1,312,500	$2,625,000	—	—	—	—	—
	Shares (b)	2/21/2018	—	—	—	—	11,436	11,436	—	$1,375,179
	Shares (c)	2/21/2018	—	—	—	5,718	22,872	34,308	—	$2,750,358
	Options (d)	2/21/2018	—	—	—	—	49,268	49,268	$120.25	$1,373,592

Richard F. Westenberger	Cash Incentive Compensation	—	$115,313	$461,250	$922,500	—	—	—	—	—
	Shares (b)	2/21/2018	—	—	—	—	5,336	5,336	—	$641,654
	Shares (c)	2/21/2018	—	—	—	588	2,352	3,528	—	$282,828
	Options (d)	2/21/2018	—	—	—	—	5,048	5,048	$120.25	$140,738

Brian J. Lynch	Cash Incentive Compensation	—	$188,750	$755,000	$1,510,000	—	—	—	—	—
	Shares (b)	2/21/2018	—	—	—	—	2,288	2,288	—	$275,132
	Shares (c)	2/21/2018	—	—	—	1,144	4,576	6,864	—	$550,264
	Options (d)	2/21/2018	—	—	—	—	9,844	9,844	$120.25	$274,451

William G. Foglesong	Cash Incentive Compensation	—	$106,875	$427,500	$855,000	—	—	—	—	—
	Shares (b)	2/21/2018	—	—	—	—	3,256	3,256	—	$391,534
	Shares (c)	2/21/2018	—	—	—	588	2,352	3,528	—	$282,828
	Options (d)	2/21/2018	—	—	—	—	5,048	5,048	$120.25	$140,738

Kevin D. Corning	Cash Incentive Compensation	—	$103,125	$412,500	$825,000	—	—	—	—	—
	Shares (b)	2/21/2018	—	—	—	—	1,176	1,176	—	$141,414
	Shares (c)	2/21/2018	—	—	—	588	2,352	3,528	—	$282,828
	Options (d)	2/21/2018	—	—	—	—	5,048	5,048	$120.25	$140,738

(a)

The amounts shown under the “Threshold” column represent 25% of the target cash incentive compensation, assuming threshold-level performance is achieved under the financial performance measures. The amounts shown under the “Target” column represent 100% of the target cash incentive compensation, assuming target-level performance is achieved under the financial performance measures. The amounts shown under the “Maximum” column represent 200% of the target cash incentive compensation, assuming maximum-level performance is achieved under the financial performance measures.

(b)

Shares of time-based restricted stock were granted pursuant to the Company’s Equity Incentive Plan. These restricted shares vest ratably in four equal, annual installments beginning one year from the date of the grant.

(c)

Shares of performance-based restricted stock were granted pursuant to the Company’s Equity Incentive Plan. These restricted shares vest upon meeting specific performance targets for fiscal 2020 and service vesting through fiscal 2021. Once vested, the performance-based restricted shares for Mr. Casey may not be sold for an additional one-year period (except to satisfy tax obligations resulting from vesting of such shares). The amounts shown under the “Threshold” column represent 25% of the target grant award, assuming threshold-level performance is achieved under the performance vesting criteria. The amounts shown under the “Target” column represent 100% of the target grant award, assuming target-level performance is achieved under the performance vesting criteria. The amounts shown under the “Maximum” column represent 150% of the target grant award, assuming maximum-level performance is achieved under the performance vesting criteria. The dollar amounts under the “Grant Date Fair Value of Stock and Option Awards” are calculated based on the number of awards reported under the “Target” column.

(d)

Time-based stock options were granted pursuant to the Company’s Equity Incentive Plan. These stock options vest ratably in four equal, annual installments beginning one year from the date of the grant. Information concerning how the Company uses the Black-Scholes model to determine the fair value of stock options can be found in Note 10 to the Company’s consolidated financial statements included in Item 8 of the Company’s Annual Report on Form 10-K for fiscal 2018.

(e)	The stock options awarded have an exercise price based on the closing price of the Company’s common stock as traded on the NYSE on the date of grant.

OUTSTANDING EQUITY AWARDS AT FISCAL 2018 YEAR-END

The following table provides information regarding unexercised stock options, stock that has not yet vested, and equity incentive plan awards for each NEO outstanding as of the end of fiscal 2018. Each outstanding award is represented by a separate row that indicates the number of securities underlying the award.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (a) (Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (b)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (c)

Michael D. Casey	—	49,268	—	$120.25	2/21/2028
	17,250	51,750	—	$83.84	2/14/2027
	22,250	22,250	—	$90.66	2/16/2026
	21,000	7,000	—	$82.40	2/18/2025
	30,000	—	—	$68.49	2/18/2024
	50,000	—	—	$59.27	2/20/2023
	70,000	—	—	$42.61	2/22/2022
	80,000	—	—	$28.44	2/24/2021
	80,000	—	—	$28.04	2/16/2020
						117,291	$9,560,389

Richard F. Westenberger	—	5,048	—	$120.25	2/21/2028
	1,750	5,250	—	$83.84	2/14/2027
	2,610	2,610	—	$90.66	2/16/2026
	2,550	850	—	$82.40	2/18/2025
	3,800	—	—	$68.49	2/18/2024
	8,000	—	—	$59.27	2/20/2023
	8,000	—	—	$42.61	2/22/2022
	3,850	—	—	$28.44	2/24/2021
						20,133	$1,641,041

Brian J. Lynch	—	9,844	—	$120.25	2/21/2028
	3,480	10,440	—	$83.84	2/14/2027
	5,200	5,200	—	$90.66	2/16/2026
	5,250	1,750	—	$82.40	2/18/2025
	7,500	—	—	$68.49	2/18/2024
	18,000	—	—	$59.27	2/20/2023
	8,000	—	—	$42.61	2/22/2022
	3,000	—	—	$28.44	2/24/2021
						30,190	$2,460,787

William G. Foglesong	—	5,048	—	$120.25	2/21/2028
	1,750	5,250	—	$83.84	2/14/2027
	1,300	1,300	—	$90.66	2/16/2026
	1,320	440	—	$82.40	2/18/2025
	2,000	—	—	$68.49	2/18/2024
	3,400	—	—	$59.27	2/20/2023
	4,000	—	—	$42.61	2/22/2022
	5,500	—	—	$28.44	2/24/2021
						13,268	$1,081,475

Kevin D. Corning	—	5,048	—	$120.25	2/21/2028
	1,750	5,250	—	$83.84	2/14/2027
	2,610	2610	—	$90.66	2/16/2026
	2,550	850	—	$82.40	2/18/2025
	3,800	—	—	$68.49	2/18/2024
	20,000	—	—	$59.27	2/20/2023
						14,373	$1,171,543

(a)	Unexercisable options relate to the awards listed in the table below. These time-based stock options vest in four equal, annual installments beginning one year from the date of the grant.

Name	Grant Date	Time-Based Stock Options Granted	Black-Scholes Fair Value	Option Exercise Price

Michael D. Casey	2/21/2018	49,268	$27.88	$120.25
	2/14/2017	69,000	$20.04	$83.84
	2/16/2016	44,500	$21.31	$90.66
	2/18/2015	28,000	$24.55	$82.40

Richard F. Westenberger	2/21/2018	5,048	$27.88	$120.25
	2/14/2017	7,000	$20.04	$83.84
	2/16/2016	5,220	$21.31	$90.66
	2/18/2015	3,400	$24.55	$82.40

Brian J. Lynch	2/21/2018	9,844	$27.88	$120.25
	2/14/2017	13,920	$20.04	$83.84
	2/16/2016	10,400	$21.31	$90.66
	2/18/2015	7,000	$24.55	$82.40

William G. Foglesong	2/21/2018	5,048	$27.88	$120.25
	2/14/2017	7,000	$20.04	$83.84
	2/16/2016	2,600	$21.31	$90.66
	2/18/2015	1,760	$24.55	$82.40

Kevin D. Corning	2/21/2018	5,048	$27.88	$120.25
	2/14/2017	7,000	$20.04	$83.84
	2/16/2016	5,220	$21.31	$90.66
	2/18/2015	3,400	$24.55	$82.40

(b)	Equity Incentive Plan awards relate to the following grants:

•	The time-based restricted stock awards vest in four equal, annual installments beginning one year from the date of the grant.

•

Vesting of the performance-based stock awards granted in fiscal 2016, 2017, and 2018 is contingent upon meeting specific performance targets in fiscal 2018, 2019, and 2020, respectively, and service vesting through fiscal 2019, 2020, and 2021, respectively. For Mr. Casey, once vested, the performance-based restricted shares granted to him may not be sold for an additional one-year period (except to satisfy tax obligations resulting from vesting of such shares).

Name	Grant Date	Time-Based Restricted Shares	Performance- Based Restricted Shares	Grant Date Fair Value per Share

Michael D. Casey	2/21/2018	11,436	22,872	$120.25
	2/14/2017	16,372	32,744	$83.84
	2/16/2016	13,800	27,560	$90.66
	2/18/2015	14,000	28,000	$82.40

Richard F. Westenberger	2/21/2018	5,336	2,352	$120.25
	2/14/2017	1,640	3,280	$83.84
	2/16/2016	8,220	3,400	$90.66
	2/18/2015	1,700	3,400	$82.40

Brian J. Lynch	2/21/2018	2,288	4,576	$120.25
	2/14/2017	3,300	6,600	$83.84
	2/16/2016	13,132	6,810	$90.66
	2/18/2015	3,500	7,000	$82.40

William G. Foglesong	2/21/2018	3,256	2,352	$120.25
	2/14/2017	1,640	3,280	$83.84
	2/16/2016	2,460	1,700	$90.66
	2/18/2015	880	1,760	$82.40

Kevin D. Corning	2/21/2018	1,176	2,352	$120.25
	2/14/2017	1,640	3,280	$83.84
	2/16/2016	5,020	3,400	$90.66
	2/18/2015	1,700	3,400	$82.40

(c)	Amount based on the closing market price per share of the Company’s common stock as traded on the NYSE on December 28, 2018, the last trading day of fiscal 2018, of $81.51.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2018

The following table provides information concerning our NEOs’ exercises of stock options and vesting of restricted stock during fiscal 2018. The table reports, on an aggregate basis, the number of securities acquired upon exercise of stock options, the dollar value realized upon exercise of stock options, the number of shares of restricted stock that have vested, and the dollar value realized upon the vesting of restricted stock.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (a)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (b)
Michael D. Casey	100,000	$7,519,948	43,857	$5,190,883
Richard F. Westenberger	—	—	6,894	$820,090
Brian J. Lynch	26,500	$2,375,057	13,186	$1,566,503
William G. Foglesong	6,000	$569,137	3,322	$394,720
Kevin D. Corning	—	—	6,094	$723,290

(a)

Aggregate dollar amount was calculated by multiplying the number of shares acquired by the difference between the market price of the underlying securities at the time of exercise and the exercise price of the stock options.

(b)	Aggregate dollar amount was calculated by multiplying the number of shares acquired on vesting by the closing market price of the Company’s common stock as traded on the NYSE on the date of vesting.

NONQUALIFI ED DEFERRED COMPENSATION

Eligible employees, including our NEOs, may elect annually to defer a portion of their base salary and annual cash incentive compensation under The William Carter Company Deferred Compensation Plan (the “Deferred Compensation Plan”). Under this plan, participants can defer up to 75% of their salary and/or 90% of their cash bonus. At the option of the participant, these amounts may be deferred to a specific date at least two years from the last day of the year in which deferrals are credited into the participant’s account. Interest on deferred amounts is credited to the participant’s account based upon the earnings and losses of one or more of the investments selected by the participant from the various investment alternatives available under the Deferred Compensation Plan.

At the time of deferral, a participant must indicate whether he or she wishes to receive the amount deferred in either a lump sum or in substantially equal annual installments over a period of up to five years for “Specified Date” accounts or up to ten years for “Retirement” accounts. If a participant who is an employee of the Company separates from service prior to the elected commencement date for distributions and has not attained age 62 or age 55 and completed ten years of service, then the deferred amounts will be distributed as a lump sum, regardless of the method of distribution originally elected by the participant. If the participant in question has attained age 62 or age 55 with ten years of service and has previously elected to do so on a timely basis, then the participant may receive the amounts in substantially equal annual installments over a period of up to ten years. There is a six-month delay in the commencement of distributions for all participants, if triggered by the participant’s termination or retirement. Changes to deferral elections with respect to previously deferred amounts are permitted only under the limited terms and conditions specified in the Code and early withdrawals from deferred accounts are permitted only in extreme cases, such as unforeseen financial hardship resulting from an illness or accident of the participant that is demonstrated to the Company’s Retirement Committee.

Name	Employee Contributions (a)	Company Contributions	Aggregate Earnings (b)	Withdrawals or Distributions	Aggregate Balance (c)
Michael D. Casey	—	—	—	—	—
Richard F. Westenberger	$13,089	—	$8,402	—	$140,309
Brian J. Lynch	$279,400	—	$25,844	—	$752,244
William G. Foglesong	$550,532	—	$166,203	—	$2,962,668
Kevin D. Corning	$146,450	—	$127,518	—	$2,321,604

(a)	All of the amounts reported in this column for Messrs. Westenberger, Lynch, Foglesong, and Corning are also included within the amount reported for that officer in the 2018 Summary Compensation Table.

(b)

None of the amounts reported in this column are reported in the All Other Compensation column of the 2018 Summary Compensation Table because the Company does not pay guaranteed or preferential earnings on deferred compensation.

(c)

Amounts reported in this column for each NEO include amounts previously reported in the Company’s Summary Compensation Table in previous years when earned if that NEO’s compensation was required to be disclosed in a previous year.

PAY RATIO DISCLOSURE

In August 2015, pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring annual disclosure of the ratio of our median employee’s (the “Median Employee”) annual total compensation to the total annual compensation of the principal executive officer (“PEO”). The Company’s PEO is Mr. Casey.

We identified a Median Employee in fiscal 2017 using the methodology set out below, and we are using the same Median Employee for this year’s disclosure, as there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure.

Our Median Employee is a part-time employee at one of our U.S. retail locations whose annual total compensation for fiscal 2018 (as calculated pursuant to Item 402(c)(2)(x) of Regulation S-K) was $10,096. The annual total compensation for fiscal 2018 for our PEO was $7,260,923. The resulting ratio of our PEO’s pay to the pay of our Median Employee for fiscal 2018 was 719 to 1.

Methodology to Identify Our Median Employee

In order to identify our Median Employee in 2017, we began with a list of all of our employees, world-wide, who were employed by Carter’s or one of its wholly-owned subsidiaries on October 2, 2017. Of these employees, approximately 34% were full-time employees, 53% were part-time employees, and 13% were seasonal or temporary employees. Approximately 80% of our employees were employed in our retail stores in North America, and approximately 82% of those retail employees were part-time.

We then calculated each employee’s compensation for 2017. When making this calculation, we:

•	consistently used each employee’s total salary for the 2017 calendar year as stated on the gross compensation line on their Form W-2 (or international equivalent);

•	annualized salaries for those full-time and part-time employees that were not employed for the full calendar year of 2017 (but we did not annualize seasonal or temporary employee data);

•	excluded benefits, such as health care contributions; and

•	for compensation paid in currencies other than U.S. dollars, applied an exchange rate into U.S. dollars that was based on rates published by the Wall Street Journal on October 2, 2017.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS, AND CERTAIN CONTROL PERSONS

The Company has a written policy that requires all transactions with related persons involving more than $10,000 be reviewed by our Chief Financial Officer and General Counsel (or their designees) with our Audit Committee and approved by our Chief Financial Officer and General Counsel (or their designees) or our Audit Committee.

The Company considers the following to be related parties: any director or executive officer of the Company; any nominee for election as a director; any security holder who is known to the Company to own more than five percent of any class of the Company’s voting securities; and any member of the immediate family of any of the parties listed above including such party’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law.

There were no such transactions during fiscal 2018.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

DIRECTORS, AND EXECUTIVE OFFICERS

The following table sets forth the number of shares of Carter’s common stock owned by each of the following parties as of March 25, 2019, or as of such other date as indicated: (a) each person known by Carter’s to own beneficially more than five percent of the outstanding common stock; (b) our NEOs; (c) each director; and (d) all directors and executive officers as a group. Unless otherwise indicated below, the holder’s address is 3438 Peachtree Road NE, Suite 1800, Atlanta, Georgia 30326.

Name of Beneficial Owner	Shares	Percent
Wellington Management Group LLP (1)	4,973,131	10.9%
BlackRock, Inc. (2)	4,073,274	9.0%
The Vanguard Group, Inc. (3)	4,052,316	8.9%
Victory Capital Management Inc. (4)	2,656,147	5.8%
Janus Henderson Group plc (5)	2,638,256	5.8%
Michael D. Casey (6)	829,326	1.8%
Brian J. Lynch (6)	124,307	*
Richard F. Westenberger (6)	91,179	*
William G. Foglesong (6)	54,486	*
Amy Woods Brinkley (6)	16,178	*
Giuseppina Buonfantino (6)	5,272	*
A. Bruce Cleverly (6)	6,086	*
Jevin S. Eagle (6)	6,297	*
Mark P. Hipp (6)	2,669	*
William J. Montgoris (6)	31,488	*
David Pulver (6) (7)	73,517	*
Thomas E. Whiddon (6)	54,035	*
All directors and executive officers as a group (18 persons) (6)	1,464,515	3.2%

*	Indicates less than 1% of our common stock.

(1)

This information is based on Schedule 13G, filed with the SEC on January 10, 2019. Wellington Management Group LLP has shared voting power covering 3,842,085 shares and shared dispositive power covering 4,973,131 shares of our common stock; Wellington Group Holdings LLP has shared voting power covering 3,842,085 shares and shared dispositive power covering 4,973,131 shares of our common stock; Wellington Investment Advisors Holdings LLP has shared voting power covering 3,842,085 shares and shared dispositive power covering 4,973,131 shares of our common stock; and Wellington Management Company LLP has shared voting power covering 3,486,608 shares and shared dispositive power covering 4,382,568 shares of our common stock. The address for each entity is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

(2)

This information is based on Schedule 13G/A, filed with the SEC on February 4, 2019. BlackRock, Inc. has sole voting power covering 3,888,318 shares and sole dispositive power covering 4,073,274 shares of our common stock. The address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(3)

This information is based on Schedule 13G/A, filed with the SEC on February 11, 2019. The Vanguard Group, Inc. has sole voting power covering 25,030 shares and sole dispositive power covering 4,025,721 shares of our common stock. The Vanguard Group, Inc. has shared voting power covering 6,134 shares of our common stock and shared dispositive power covering 26,595 shares of our common stock. The address for The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, PA 19355.

(4)

This information is based on Schedule 13G, filed with the SEC on February 1, 2019. Victory Capital Management Inc. has sole voting power covering 2,544,797 shares and sole dispositive power covering 2,656,147 shares of our common stock. The address for Victory Capital Management Inc. is 4900 Tiedeman Rd. 4th Floor, Brooklyn, OH 44144.

(5)

This information is based on Schedule 13G, filed with the SEC on February 12, 2019. Janus Henderson Group plc has shared voting power and shared dispositive power covering 2,638,256 shares of our common stock. The address for Janus Henderson Group plc is 201 Bishopsgate, EC2M 3AE, United Kingdom.

(6)

This amount includes the (a) number of shares subject to exercisable stock options, including stock options that will become exercisable during the 60 days after March 25, 2019, and (b) number of shares of restricted common stock and unvested performance stock. See the detail for each NEO and all executive officers as a group below. Ms. Buonfantino holds 1,276 shares of restricted stock and Mr. Hipp holds 1,186 shares of restricted stock, and are the only independent directors who hold restricted stock.

Name	Exercisable Stock Options	Restricted Common Stock	Unvested Performance Stock

Michael D. Casey	418,192	51,161	86,564
Richard F. Westenberger	29,542	11,381	10,136
Brian J. Lynch	60,721	12,841	17,368
William G. Foglesong	23,372	7,113	8,868
All executive officers as a group	614,484	110,340	153,696

(7)	Mr. Pulver holds 8,000 shares of common stock indirectly through Cornerstone Capital, Inc.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company’s executive officers and directors, and persons who beneficially own more than ten percent (10%) of the Company’s common stock, file initial reports of ownership and changes in ownership with the SEC and the NYSE. Based on a review of the copies of such forms furnished to the Company with respect to fiscal 2018, the Company believes that all forms were filed in a timely manner during fiscal 2018.

PROPOSAL NUMBER TWO

ADVISORY VOTE ON APPROVAL OF EXECUTIVE COMPENSATION

The Compensation Discussion and Analysis section of this proxy statement beginning on page 21 describes the Company’s executive compensation program and the compensation decisions that the Compensation Committee and Board of Directors made in fiscal 2018 with respect to the compensation of the Company’s NEOs.

The Company is committed to achieving long-term, sustainable growth and increasing shareholder value. The Company’s compensation program for its NEOs is designed to support these objectives and encourage strong financial performance on an annual and long-term basis by linking a significant portion of the NEOs’ total direct compensation to Company performance in the form of incentive compensation.

The Board of Directors is asking shareholders to cast a non-binding, advisory vote FOR the following resolution:

“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

This proposal is commonly referred to as the “say-on-pay” vote and is required pursuant to Section 14A of the Exchange Act. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the policies and practices described in this proxy statement. Although the vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our shareholders and intend to consider the outcome of the vote when determining future compensation arrangements for our NEOs.

The Board recommends a vote FOR the approval of compensation of the Company’s NEOs as disclosed in this proxy statement.

Vote Required

Because this Proposal Number Two asks for a non-binding, advisory vote, there is no required vote that would constitute approval. We value the opinions expressed by our shareholders in this advisory vote, and our Compensation Committee will consider the outcome of the vote when designing our compensation programs and making future compensation decisions for our NEOs. Abstentions and broker non-votes, if any, will not have any impact on this advisory vote.

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company’s accounting, auditing, and financial reporting process on behalf of the Board. The Audit Committee’s charter is available in the investor relations section of our website at ir.carters.com. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements, and for the public reporting process. PwC, the Company’s independent registered public accounting firm, is responsible for expressing opinions on the conformity of the Company’s audited consolidated financial statements with accounting principles generally accepted in the United States of America and on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has reviewed and discussed with management and PwC the audited consolidated financial statements for the fiscal year ended December 29, 2018 and PwC’s evaluation of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has discussed with PwC the matters that are required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC the firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board that the audited consolidated financial statements for the fiscal year ended December 29, 2018 be included in our Annual Report on Form 10-K for fiscal 2018 for filing with the SEC.

Submitted by the Audit Committee

Mr. William J. Montgoris, Chairperson
Ms. Amy Woods Brinkley
Mr. Mark P. Hipp
Mr. David Pulver
Mr. Thomas E. Whiddon

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate the Audit Committee Report by reference therein.

PROPOSAL NUMBER THREE

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed PwC to serve as the Company’s independent registered public accounting firm for fiscal 2019. The Board is submitting the appointment of PwC as the Company’s independent registered public accounting firm for shareholder ratification and recommends that shareholders ratify this appointment. The Board recommends that shareholders ratify this appointment at the Annual Meeting. Shareholder ratification of the appointment of PwC is not required by law or otherwise. The Board is submitting this matter to shareholders for ratification because the Board believes it to be a good corporate governance practice. If the shareholders do not ratify the appointment, the Audit Committee may reconsider whether or not to retain PwC. Even if the appointment is ratified, the Audit Committee may appoint a different independent registered public accounting firm at any time during the year if, in its discretion, it determines that such a change would be in the Company’s best interest and that of the Company’s shareholders. A representative of PwC is expected to attend the Annual Meeting, and he or she will have the opportunity to make a statement and will be available to respond to appropriate questions. For additional information regarding the Company’s relationship with PwC, please refer to the Audit Committee Report above.

The Audit Committee has also adopted policies and procedures for pre-approving all non-audit work performed by PwC. The Audit Committee has pre-approved the use, as needed, of PwC for specific types of services that fall within categories of non-audit services, including various tax services. The Audit Committee receives regular updates as to the fees associated with the services that are subject to pre-approval. Services that do not fall within a pre-approved category require specific consideration and pre-approval by the Audit Committee. All services rendered by PwC in the table below were pre-approved by the Audit Committee.

The aggregate fees that the Company incurred for professional services rendered by PwC for fiscal years 2018 and 2017 were as follows:

	2018	2017
Audit Fees	$2,332,270	$2,267,236
Audit-Related Fees	50,000	50,000
Tax Fees	—	—
All Other Fees	4,500	3,600

Total Fees	$2,386,770	$2,320,836

•

Audit Fees for fiscal years 2018 and 2017 were for professional services rendered for the integrated audit of the consolidated financial statements and internal control over financial reporting of the Company, other auditing procedures related to the adoption of new accounting pronouncements, review of other significant transactions, and related out-of-pocket expenses.

•	Audit-Related Fees for fiscal years 2018 and 2017 included procedures related to the pending adoption of a new accounting pronouncement.

•	All Other Fees for fiscal years 2018 and 2017 consisted of software license fees.

The Board recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2019.

Vote Required

The approval of Proposal Number Four requires the affirmative vote of a majority of the votes properly cast at our Annual Meeting. Abstentions will not affect the outcome of this proposal. A broker or other nominee will generally have discretionary authority to vote on this proposal because it is considered a routine matter, and, therefore, we do not expect broker non-votes with respect to this proposal.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the Annual Meeting, other than the items referred to above. If any other matter is properly brought before the Annual Meeting for action by shareholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

APPENDIX A

2018 RETAIL SURVEY PARTICIPANT LIST (“RETAIL SURVEY”)

Abercrombie & Fitch Co.	Kate Spade & Company
Academy Sports + Outdoors	L Brands, Inc.
American Eagle Outfitters, Inc.	L.L. Bean, Inc.
Ascena Retail Group, Inc.	Luxottica Group S.p.A.
The Bon-Ton Stores, Inc.	The Michaels Companies, Inc.
Chico’s FAS, Inc.	New York & Company, Inc.
The Children’s Place, Inc.	The Neiman Marcus Group LTD LLC
Deckers Outdoor Corporation	Oxford Industries, Inc.
Destination Maternity Corporation	Payless ShoeSource Inc.
Dick’s Sporting Goods, Inc.	Perry Ellis International, Inc.
DSW Inc. (a)	PVH Corp.
Express, Inc.	Ralph Lauren Corporation
The Finish Line, Inc.	Ross Stores, Inc.
Foot Locker, Inc.	Stage Stores, Inc.
Fossil Group, Inc.	Tailored Brands, Inc.
The Gap, Inc.	The TJX Companies, Inc.
J. C. Penney Company, Inc.	Urban Outfitters, Inc.
J.Crew Group, Inc.	Vera Bradley, Inc.
Williams-Sonoma, Inc.

(a)	DSW Inc. changed its name to Designer Brands Inc. effective March 19, 2019.

A-1

3438 PEACHTREE ROAD NE SUITE 1800 ATLANTA, GEORGIA 30326

VOTE BY INTERNET www.proxyvote.com

Use the Internet to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 15, 2019. Have your proxy card in hand when you access the website and then follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 15, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Carter’s, Inc., c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER MATERIALS

If you would like to reduce Carter’s Inc.’s costs and the environmental impact of mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above for voting using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

TO VOTE BY MAIL, MARK BLOCKS BELOW IN BLUE OR BLACK INK.

E44633-P05757                KEEP THIS PORTION  FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CARTER’S, INC.
Vote on Election of Directors
1.	Election of Directors:

	Nominees:	For	Against	Abstain	Vote to approve named executive compensation		For	Against	Abstain

	1a. Amy Woods Brinkley	☐	☐	☐	2.	Advisory approval of executive compensation.	☐	☐	☐
	1b. Giuseppina Buonfantino	☐	☐	☐	The Board of Directors recommends a vote FOR the approval of executive compensation.
	1c. Michael D. Casey	☐	☐	☐
	1d. A. Bruce Cleverly	☐	☐	☐	Vote on Ratification of PricewaterhouseCoopers LLP

	1e. Jevin S. Eagle	☐	☐	☐	3.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2019.	☐	☐	☐
	1f. Mark P. Hipp	☐	☐	☐
	1g. William J. Montgoris	☐	☐	☐
	1h. David Pulver	☐	☐	☐	The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2019.
	1i. Thomas E. Whiddon	☐	☐	☐

The Board of Directors recommends a vote FOR the election of the Nominees.					PLEASE COMPLETE, SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
							Yes	No

					Please indicate if you plan to attend this meeting.		☐	☐

Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder must sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Invitation to Carter’s, Inc.

2019 Annual Meeting of Shareholders

Carter’s, Inc. will conduct its Annual Meeting of Shareholders on Thursday, May 16, 2019, at 8:00 a.m. The meeting will be held at our offices located at 3438 Peachtree Road NE, Atlanta, Georgia 30326.

You are cordially invited to join us for refreshments prior to the Annual Meeting, beginning at 7:30 a.m. The meeting will convene promptly at 8:00 a.m.

In order to expedite your entrance into the meeting, please present this invitation at the registration desk. Invitations or proof of stock ownership as of the record date of March 25, 2019, will be required to enter the meeting. Photo identification is also required for admission.

We look forward to your participation.

Important Notice Regarding Internet Availability of the Annual Report and Proxy Materials for the Annual Meeting:

Combined document containing Proxy Materials and Annual Report is available at www.proxyvote.com.

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E44634-P05757

PROXY

CARTER’S, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CARTER’S, INC.

ANNUAL MEETING OF SHAREHOLDERS - MAY 16, 2019

The undersigned hereby appoints Michael D. Casey and Richard F. Westenberger as proxies (each with the power to act alone and with full power of substitution) to vote, as designated herein, all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of Carter’s, Inc. to be held on May 16, 2019 and at any and all adjournments thereof.

The proxies will vote as directed by the shareholder on this proxy card. If this proxy card is signed and returned but does not provide specific direction with respect to a voting item, this proxy will be voted with respect to such item as recommended by the Board of Directors. The proxies will vote, in their discretion, upon such other business as may properly come before the meeting and any and all adjournments thereof.

Your vote on the election of Carter’s director nominees, advisory approval of compensation paid to the Company’s named executive officers, and ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2019 may be specified on the reverse side of this card.

(Continued and to be signed on the reverse side)